Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement” or the “RSA”)1 is made and entered into as of October 9, 2018 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):

i.

Westmoreland Coal Company, a company incorporated under the laws of Delaware, and each of its directly or indirectly held subsidiaries listed on Schedule 1 to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders, which, as provided on Schedule 1, includes both entities that will be commencing voluntary cases under chapter 11 of the Bankruptcy Code (the “Debtors”) and entities that do not intend to commence voluntary cases under chapter 11 of the Bankruptcy Code (the “Non-Debtors”, and together with the Debtors, the “Company”); and

ii.

the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold (with such investment advisors, subs-advisors and managers acting on behalf of such holders) DIP Facility Claims, Prepetition Bridge Loan Claims, Prepetition Credit Agreement Claims or Prepetition First Lien Note Claims that have, solely in their capacities as holders of the foregoing claims, executed and delivered counterpart signature pages to this Agreement or a Joinder Agreement to counsel to the Company (the entities in this clause (ii), collectively, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain transactions with respect to the Company’s capital structure on the terms set forth in this Agreement and as specified in the term sheets attached as Exhibit A hereto (the “Plan Term Sheet”) and Exhibit B hereto (the “Sale Transaction Term Sheet” and, such transactions as described in this Agreement, collectively, the “Restructuring Transactions”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Company intends to implement the Restructuring Transactions through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, collectively, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“1113/1114 Motion” means a motion or motions, which shall be in form and substance reasonably acceptable to the Required Consenting Stakeholders, under section 1113 of the Bankruptcy Code for rejection of certain of the Debtors’ collective bargaining agreements and under section 1114 of the Bankruptcy Code for modification of certain of the Debtors’ retiree benefits.

“1113/1114 Order” means an order entered by the Bankruptcy Court approving the 1113/1114 Motion.

“Affiliate” has the meaning set forth in the Plan Term Sheet.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Prepetition Bridge Loan, DIP Facility and/or the Prepetition Credit Agreement, including any successors thereto, in each of their respective capacities as such.

“Agents/Trustees” means, collectively, each of the Agents and Trustees, in each of their respective capacities as such.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02 (including the Plan Term Sheet and the Sale Transaction Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

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“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction (involving any one or more Debtors or Non-Debtors or the debt, equity, or other interests in any one or more Debtors or Non-Debtors) to a non-affiliate third party that that one or more of the Company’s applicable Board of Directors, Board of Managers, or similar governing body determines in good faith and following consultation with counsel is a bona fide committed proposal that represents higher or otherwise better economic recovery to the Company’s stakeholders than the Restructuring Transactions taken as a whole.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court presiding over the Chapter 11 Cases.

“Bidding Procedures Motion” means a motion, which shall be in form and substance reasonably acceptable to the Required Consenting Stakeholders, to approve (i) the bidding procedures for the Core Assets.

“Bidding Procedures Order” means an order entered by the Bankruptcy Court approving the bidding procedures as set forth in the Bidding Procedures Motion.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” has the meaning set forth in the Plan Term Sheet.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Closing Date Transferred Assets” means, collectively, the Core Assets and the Transferred Non-Core Assets.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Debtor, including the DIP Facility Claims and the Prepetition First Lien Claims, which, for the avoidance of doubt, shall not include any Claim against or Equity Interest in WMLP.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

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“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider Confirmation of the Plan, as such hearing may be adjourned from time to time.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consummation” has the meaning set forth in the Plan Term Sheet.

“Core Assets” has the meaning set forth in the Sale Transaction Term Sheet.

“Debtors” has the meaning set forth in the preamble to this Agreement.

“Definitive Documents” means the documents set forth in Section 3.01.

“DIP Credit Agreement” means the credit agreement (as it may be amended, restated, supplemented, or otherwise modified from time to time), dated October 9, 2018, between Westmoreland Coal Company, Prairie Mines & Royalty ULC, and Westmoreland San Juan, LLC, as borrowers, and Wilmington Savings Fund Society, FSB, as administrative agent, which governs the DIP Facility and is attached as Exhibit C hereto.

“DIP Facility” means the postpetition credit facility contemplated by the $110,000,000 Senior Secured Debtor-In-Possession Loan Credit Agreement to be entered into as of the Petition Date, which agreement will refinance, pursuant to section 364(d) of the Bankruptcy Code, the obligations under the Bridge Loan Agreement into a senior secured superpriority non-amortizing debtor-in-possession loan facility in an aggregate principal amount of up to $110,000,000.

“DIP Facility Claim” means any Claim on account of the DIP Facility.

“DIP Lenders” means the lenders from time to time party to the DIP Facility.

“DIP Motion” means the motion seeking approval of the interim and final orders authorizing the Debtors to enter into, grant the liens, and take other steps contemplated by the DIP Facility.

“DIP Order” means, collectively, the interim and final orders authorizing the Debtors to enter into, grant the liens, and take other steps contemplated by the DIP Facility.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means the order to be entered by the Bankruptcy Court approving the Disclosure Statement and solicitation materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

“EIP Pool” has the meaning set forth in the Plan Term Sheet.

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“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” has the meaning set forth in the Plan Term Sheet.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor or Non-Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits of any Debtor or Non-Debtor (in each case whether or not arising under or in connection with any employment agreement).

“Excluded Assets” has the meaning set forth in the Sale Transaction Term Sheet.

“Exculpated Party” has the meaning set forth in the Plan Term Sheet.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Day Pleadings” means the first-day pleadings that the Debtors determine are necessary or desirable to file.

“First Lien Lenders” means the unaffiliated group of (i) holders of the Prepetition Credit Agreement Claims and (ii) holders of the Prepetition First Lien Notes.

“Interest” has the meaning set forth in the Plan Term Sheet.

“Joinder Agreement” means an executed form of the joinder agreement providing, among other things, that a joining party is bound by the terms of this Agreement and substantially in the form attached hereto as Schedule 4.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Lien” has the meaning set forth in the Plan Term Sheet.

“Non-Core Asset Sale” means a sale or a series of sales of any of the Company’s Non-Core Assets (as such term is defined in the Sale Transaction Term Sheet).

“Non-Core Asset Sale Definitive Documents” means any purchase and sale agreement or such other definitive documents related to a Non-Core Asset Sale, including any Non-Core Asset Sale Procedures Motion (if any), any Non-Core Asset Sale Motion and any Non-Core Asset Sale Order.

“Non-Core Asset Sale Procedures Motion” means a motion to approve procedures for sale(s) of Non-Core Assets.

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“Non-Core Asset Sale Motion” means a motion to approve a Non-Core Asset Sale pursuant to section 363 of the Bankruptcy Code except to the extent any such Non-Core Asset Sale is effectuated pursuant to the Plan.

“Non-Core Asset Sale Order” means an order (which may be the Confirmation Order) approving the relief requested under any Non-Core Asset Sale Motion.

“Non-Core Assets” has the meaning set forth in the Sale Transaction Term Sheet.

“Outside Date” has the meaning set forth in Section 13.04.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Debtors commences a Chapter 11 Case, as applicable.

“Plan” means the joint chapter 11 plan filed by the Debtors under the Bankruptcy Code that embodies the Restructuring Transactions, which chapter 11 plan shall be consistent in all material respects with this Agreement and otherwise acceptable to the Required Consenting Stakeholders and the Company.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” has the meaning set forth in the Plan Term Sheet.

“Plan Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Prepetition Bridge Loan” means that certain Fourth Amendment to the Prepetition Credit Agreement dated as of May 21, 2018, by and among the Company, certain lenders party thereto and Wilmington Savings Fund Society, FSB as administrative agent.

“Prepetition Bridge Loan Claim” means any Claim on account of the Prepetition Bridge Loan.

“Prepetition Credit Agreement” means that certain Credit Agreement (as amended), dated December 16, 2014, between the Company, as borrower, and Wilmington Savings Fund Society, FSB (as successor-in-interest to Bank of Montreal), as Agent.

“Prepetition Credit Agreement Claims” means loans outstanding under the Prepetition Credit Agreement.

“Prepetition Term Loan Agent” means Wilmington Savings Fund Society, FSB (as successor-in-interest to Bank of Montreal), as Agent under the Prepetition Credit Agreement.

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“Prepetition First Lien Claim” means a claim on account of the Prepetition Credit Agreement or Prepetition First Lien Notes.

“Prepetition First Lien Notes” means the 8.750% senior secured notes, due January 21, 2022, issued by the Company.

“Prepetition First Lien Notes Trustee” means U.S. Bank National Association, as trustee and notes collateral agent under the indenture governing the Prepetition First Lien Notes.

“Proof of Claim” has the meaning set forth in the Plan Term Sheet.

“Purchaser” has the meaning set forth in the Sale Transaction Term Sheet.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Released Party” has the meaning set forth in the Plan Term Sheet.

“Releasing Parties” has the meaning set forth in the Plan Term Sheet.

“Required Consenting Stakeholders” means, as of the relevant date, Consenting Stakeholders holding at least 50.01% of the aggregate outstanding principal amount of the Prepetition Bridge Loan, the Prepetition First Lien Notes, and the Prepetition Credit Agreement Claims, taken together, that are held by Consenting Stakeholders.

“Restricted Period” means the period commencing as of the date each Consenting Stakeholder, as applicable, executes this Agreement until the Termination Date, as to such Consenting Stakeholder.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Sale” has the meaning set forth in the Sale Transaction Term Sheet.

“Sale Transaction Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01, 13.02, 13.03, or 13.04.

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“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transferred Non-Core Assets” has the meaning set forth in the Sale Transaction Term Sheet.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Prepetition First Lien Notes, in each of their respective capacities as such.

“WMLP” means, collectively, Westmoreland Resources GP, LLC, Westmoreland Resource Partners, LP, and its direct and indirect subsidiaries.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

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(i) the use of “include” or “including” is without limitation, whether stated or not; and

(j) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.11 other than counsel to the Company.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) the Company shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties:

(i) holders of greater than 50% of the aggregate outstanding principal amount of the Prepetition Bridge Loan;

(ii) holders of greater than 50% of the aggregate outstanding principal amount of Prepetition First Lien Notes; and

(iii) holders of greater than 50% of the aggregate outstanding principal amount of the Prepetition Credit Agreement Claims.

(c) counsel to the Company shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 15.11 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in Section 2(a) have occurred.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall consist of the following: (a) the Definitive Agreements (as defined in the Sale Transaction Term Sheet); (b) the Plan; (c) the Confirmation Order; (d) the Disclosure Statement and other Solicitation Materials; (e) the Disclosure Statement Order; (f) the DIP Motion, the DIP Order, and the DIP Credit Agreement; (g) the First Day Pleadings; (h) the Bidding Procedures Motion; (i) the Bidding Procedures Order; (j) the Non-Core Asset Sale Definitive Documents (k) the Plan Supplement; (l) the 1113/1114 Motion; (m) the 1113/1114 Order; (n) all documents memorializing the terms of the EIP Pool; (o) all documents governing any employee bonus, incentive, retention and benefit plans (other than the Westmoreland Coal Company 2018 Key Employee Incentive Plan and the Westmoreland Coal Company 2018 Key Employee Retention Plan, except to the extent either such plan is modified after the date of the Prepetition Bridge Loan); and (p) any other material motions, applications, pleadings or other documents the Company files with the Bankruptcy Court.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions,

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representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date, and any amendments, modifications or supplements to such Definitive Documents, shall be in form and substance reasonably acceptable to the Company and the Required Consenting Stakeholders.

Section 4. Operational Observer. The Required Consenting Stakeholders shall identify an operational observer (the “Operational Observer”) who shall be granted reasonable access during normal business hours to the Company’s executive and management-level personnel and mining facilities in order to monitor and assist with, upon reasonable prior notice to the Company’s Chief Executive Officer or Chief Operating Officer, on the terms determined by the Company’s Chief Executive Officer or Chief Operating Officer (with such terms not to be unreasonable), the Company’s day-to-day operations, including, but not limited to, negotiations and discussions regarding the Company’s customer contracts and collective bargaining agreements, employment decisions to be made by the Company and the implementation of cost savings measures and the retention of other consultants to assist in that process, through (i) if the Purchaser is the Successful Bidder (as defined in the Bidding Procedures Order) for any of the Core Assets, the Plan Effective Date, or (ii) if the Purchaser is not the Successful Bidder for any of the Core Assets, the date of the Auction (as defined in the Bidding Procedures Order); provided that, nothing herein shall alter any provisions of any confidentiality agreements between the Operational Observer and the Company. The Operational Observer shall be retained by or on behalf of the Consenting Stakeholders and Operational Observer’s actual and documented fees and out-of-pocket expenses shall be paid for by the Company. For the avoidance of doubt, the Operational Observer will not have any authority or control over any aspect of the Company or its business including, but not limited to, day-to-day operations, the Chapter 11 Cases or any Restructuring Transaction.

Section 5. Commitments of the Consenting Stakeholders.

5.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Stakeholder agrees in respect of all of its Company Claims/Interests pursuant to this Agreement to:

(i) support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii) use commercially reasonable efforts to cooperate with and assist the Debtors in obtaining additional support for the Restructuring Transactions from the Debtors’ other stakeholders;

(iii) use commercially reasonably efforts to give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; and

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(iv) use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b) During the Agreement Effective Period, except as provided in this Agreement, each Consenting Stakeholder agrees in respect of all of its Company Claims/Interests pursuant to this Agreement that it shall not directly or indirectly, and shall not direct any other person to:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote for any restructuring other than the Restructuring Transactions;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement or the Plan;

(iv) exercise any right or remedy for the enforcement, collection, or recovery of any of the Claims or Interests against the Debtors; or

(v) object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of its assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above.

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Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments.

6.01. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a) affect the ability of any Consenting Stakeholder to consult with (i) any other Consenting Stakeholder; (ii) the Company; (iii) any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); or (iv) other bidders or potential purchasers of the Company’s assets or equity, provided that, before disclosing confidential information to such third parties, the applicable Consenting Stakeholders must identify to the Company (x) such third party and (y) the confidential information proposed to be shared with such third party, and such third party must sign or have signed a confidentiality agreement in form and substance reasonably acceptable to the Company;

(b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or

(c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

6.02. Consenting Stakeholders’ Fiduciary Duties. It is understood and agreed that none of the Consenting Stakeholders has a duty of trust or confidence in any form with any other Consenting Stakeholder, the Debtors, the Debtors’ direct and indirect subsidiaries and affiliates, or any of their other creditors or stakeholders, and, except as expressly provided in this Agreement, there are no agreements, commitments or undertakings by, among or between any of them. It is understood and agreed that any Consenting Stakeholder may trade its debt or equity securities of the Debtors and their affiliates, as applicable, without the consent of any of the Debtors or any other Consenting Stakeholder, subject to applicable securities laws, the terms of such debt and equity securities and the terms of this Agreement. No prior history, pattern or practice of sharing confidences among or between any of the Consenting Stakeholders shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

Section 7. Commitments of the Company.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company agrees to:

(a) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including the pursuit and consummation of the Sale in accordance with the Sale Transaction Term Sheet, and the pursuit and consummation of the Non-Core Asset Sales;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment and implement the Restructuring Transactions;

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(c) comply with the milestones set forth on Schedule 2 to this Agreement (the “Milestones”);

(d) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(e) obtain the consent of the Required Consenting Stakeholders before extending or renewing (or permitting to be extended or renewed) the term of any collective bargaining agreement to which any Debtors or Non-Debtors, as applicable, are party or that is included in the Sale absent the Company’s ability to terminate such collective bargaining agreement prior to the Plan Effective Date;

(f) obtain the consent of the Required Consenting Stakeholders before assuming, rejecting, entering into, amending, restating, supplementing, modifying, terminating, replacing, assigning, renewing or otherwise extending the term of (i) any revenue-generating contract that has, or if entered into by the Company would have, a term that is six (6) months or longer. or (ii) any shared service agreement or other similar arrangement with respect to WMLP and its operations;

(g) obtain the consent of the Required Consenting Stakeholders before making any payments under any employee bonus, incentive, retention or benefit plans (other than the Westmoreland Coal Company 2018 Key Employee Incentive Plan and the Westmoreland Coal Company 2018 Key Employee Retention Plan;

(h) obtain the consent of the Required Consenting Stakeholders (not to be unreasonably withheld) before (i) filing any Non-Core Asset Sale Procedures Motion (if any), (ii) filing any Non-Core Asset Sale Motions (if any) or proposed Non-Core Asset Sale Orders (if any) or (iii) consummating any Non-Core Asset Sales (if any), the terms of which shall be reasonably acceptable to the Required Consenting Stakeholders;

(i) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(j) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(k) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 7.02; and

(l) negotiate in good faith with the Consenting Stakeholders the restructuring or other disposition of WMLP and not support any such restructuring or other disposition of WMLP that negatively impacts the Restructuring Transactions (including, but not limited to, any restructuring or disposition of WMLP that would leave liabilities at any of the Debtors the payment of which is required under section 1129(a)(9) of the Bankruptcy Code in order to receive entry of the Confirmation Order, or with respect to any non-Debtors, that must be satisfied in full in cash by the Debtors or the Purchaser); and

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(m) provide counsel to the Consenting Stakeholders with copies of any Definitive Documents or other material pleadings to be filed in the Bankruptcy Court at least five (5) Business Days, to the extent practicable, prior to filing such pleading.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Debtors and Non-Debtors shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

Section 8. Additional Provisions Regarding Company’s Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or the board of directors, board of managers, or similar governing body of the Company, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided, however, that the Company shall provide the Consenting Stakeholders with notice of any such action or inaction within two (2) Business Days of such action or inaction.

8.02. Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 8.01 and through the date of the Auction (as such term shall be defined in the Bidding Procedures Order), the Company and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning the Company to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Debtor (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided, however, notwithstanding anything to the contrary herein, if the Company receives a proposal or expression of interest (orally or in

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writing) from a third party regarding an Alternative Restructuring Proposal, the Company shall (i) provide counsel to the Consenting Stakeholders with such Alternative Restructuring Proposal within one (1) Business Day, including the identity of the party or parties making such proposal or expression of interest.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Debtor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Debtor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9. Transfer of Interests and Securities.

9.01. During the Restricted Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and

(b) either (i) the transferee executes and delivers to counsel to the Company, at or before the time of the proposed Transfer, a Joinder Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company at or before the time of the proposed Transfer (any such transfer that complies with these requirements, a “Permitted Transfer”).

9.02. Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company within five (5) Business Days of such acquisition.

9.04. Section 9 shall not impose any obligation on any Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Debtor and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

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9.05. Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Joinder Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

9.06. Notwithstanding anything to the contrary in Section 9, the restrictions on Transfer set forth in Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement (or with respect to a transferee, the date of such Transfer) (each of which is a continuing representation, warranty and covenant):

(a) it is either (i) the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, with respect to those signatories to this Agreement as of October 9, 2018, a letter from the Ad Hoc Group’s counsel delivered to the Company, or a Joinder Agreement, as applicable (as may be updated pursuant to Section 9); or (ii) has sole investment or voting discretion with respect to the principal amount of the Company Claims/Interests set forth in such letter or such Joinder Agreement and has the power and authority to bind beneficial owner(s) of such Company Claims/Interests to the terms of this Agreement;

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

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(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12. Reserved.

Section 13. Termination Events.

13.01. Consenting Stakeholder Termination Events. This Agreement may be terminated by the Required Consenting Stakeholders by the delivery to the Company of a written notice in accordance with Section 15.11 hereof upon the occurrence of the following events:

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(a) the breach in any material respect by a Debtor or Non-Debtor of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement that is either unable to be cured or remains uncured for five (5) Business Days following the delivery of a written notice in accordance with Section 15.11 hereof detailing any such breach;

(b) the Company’s acceptance of an Alternative Restructuring Proposal, including but not limited to filing with the Bankruptcy Court, or publicly announcing that it will file with the Bankruptcy Court, any plan of reorganization or liquidation other than the Restructuring Transactions;

(c) the failure to comply with any of the Milestones set forth on Schedule 2 to this Agreement;

(d) the Company’s exercise of its right under Section 8.01 of this Agreement, in a manner that is otherwise inconsistent with the terms of this Agreement, to take any action or to refrain from taking any action that would be inconsistent with applicable Law or its fiduciary obligations under applicable Law;

(e) the failure to obtain entry of the interim or final DIP Order substantially on the terms set forth in the proposed form of DIP Order attached as Exhibit 1 annexed to the DIP Credit Agreement (attached as Exhibit C hereto), except to the extent such interim or final DIP Order is modified with the consent of the Required Consenting Lenders;

(f) the occurrence of an “Event of Default” (as defined in the DIP Credit Agreement) under the DIP Facility that has not been waived or timely cured in accordance therewith;

(g) the termination of the authority to use cash collateral obtained under the DIP Order;

(h) the Company’s (i) amendment or modification of, or filing of a pleading with the Bankruptcy Court seeking authority to amend or modify, any of the Definitive Documents, in a manner that is inconsistent with this Agreement, or which is otherwise in a form or substance not reasonably satisfactory to the Required Consenting Stakeholders, or (ii) publicly announcing, disclosing, or otherwise publicizing its intention to take any such acts, whether independently or in conjunction with another party;

(i) the reversal, stay, dismissal, vacation, reconsideration, modification or amendment of the order of the Bankruptcy Court approving the Disclosure Statement or the Confirmation Order after it is entered in a manner that is not reasonably acceptable to the Required Consenting Stakeholders;

(j) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) denies approval of any material term or condition of the Restructuring Transactions or enjoins, restricts or renders impossible or impracticable the consummation of a material portion of the Restructuring Transactions, and (ii) remains in effect for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.11 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

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(k) the entry of an order by the Bankruptcy Court denying confirmation of the Plan; or

(l) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Debtor, or (iii) rejecting this Agreement.

13.02. Debtor Termination Events. Any Debtor may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.11 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by the Consenting Stakeholders of notice of such breach;

(b) the board of directors, board of managers, or such similar governing body of any Debtor determines, in good faith, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would constitute a breach of its fiduciary duties under applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Debtor transmits a written notice in accordance with Section 15.11 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Debtor that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d) the reversal, stay, dismissal, vacation, reconsideration, modification or amendment of the order of the Bankruptcy Court approving the Disclosure Statement or the Confirmation Order after it is entered in a manner that is not reasonably acceptable to the Required Consenting Stakeholders; or

(e) the Bankruptcy Court enters an order denying confirmation of the Plan.

13.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Debtor.

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13.04. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the earlier of (1) the Plan Effective Date, and (2) March 31, 2019 (the “Outside Date”). The Outside Date may not be extended without the consent of all Consenting Stakeholders; provided that, if the Confirmation Order is entered on or prior to March 31, 2019, the Outside Date may be extended through April 30, 2019 with the consent of the Consenting Stakeholders holding at least 65% of the aggregate outstanding principal amount of the Prepetition Bridge Loan or DIP Facility (as applicable) the Prepetition First Lien Notes, and the Prepetition Credit Agreement Claims, taken together.

13.05. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to Section 13.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Debtor or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Consenting Stakeholder. No purported termination of this Agreement shall be effective under Section 13.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.02(b) or Section 13.02(e). Nothing in Section 13.05 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 13.02(b).

Section 14. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with Section 14.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by each Debtor and the Required Consenting Stakeholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement.

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(c) Any proposed modification, amendment, waiver, or supplement that does not comply with Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees

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that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Survival. Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 12 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

15.10. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

15.11. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Debtor, to:

Westmoreland Coal Company

9540 South Maroon Circle, Suite 300

Englewood, Colorado 80112

Attention: Jennifer Grafton, Chief Legal Officer and Chief Administrative Officer

E-mail address: jgrafton@westmoreland.com

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with copies to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Gregory Pesce

E-mail address: gregory.pesce@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Stephen E. Hessler, P.C.

E-mail address: stephen.hessler@kirkland.com

(b)	if to Consenting Stakeholders, to:

[Consenting Stakeholder Notice Parties listed on Schedule 3 attached hereto.]

with copies to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas Moers Mayer and Stephen Zide

Email address: tmayer@kramerlevin.com and szide@kramerlevin.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.12. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company.

15.13. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.14. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

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15.15. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.16. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.17. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.18. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.19. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests. For the avoidance of doubt, no Consenting Stakeholder has entered into this agreement on account of any Claims against, or Equity Interests in, WMLP it may hold (directly or through discretionary accounts that it manages or advises).

15.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

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Company’s Signature Page to

the Restructuring Support Agreement

WESTMORELAND COAL COMPANY

ABSALOKA COAL, LLC

BASIN RESOURCES, INC.

BUCKINGHAM COAL COMPANY, LLC

DAKOTA WESTMORELAND CORPORATION

HAYSTACK COAL COMPANY

PRAIRIE MINES & ROYALTY ULC

SAN JUAN COAL COMPANY

SAN JUAN TRANSPORTATION COMPANY

TEXAS WESTMORELAND COAL COMPANY

WCC HOLDING B.V.

WCC LAND HOLDING COMPANY, INC.

WEI-ROANOKE VALLEY, INC.

WESTERN ENERGY COMPANY

WESTMORELAND CANADA HOLDINGS INC.

WESTMORELAND CANADA, LLC

WESTMORELAND CANADIAN INVESTMENTS, LP

WESTMORELAND COAL COMPANY ASSET CORP.

WESTMORELAND COAL SALES COMPANY, INC.

WESTMORELAND ENERGY, LLC

WESTMORELAND ENERGY SERVICES, INC.

WESTMORELAND ENERGY SERVICES NEW YORK, INC.

WESTMORELAND MINING LLC

WESTMORELAND NORTH CAROLINA POWER LLC

WESTMORELAND PARTNERS

WESTMORELAND POWER, INC.

WESTMORELAND RESOURCES, INC.

WESTMORELAND RISK MANAGEMENT, INC.

WESTMORELAND-ROANOKE VALLEY, LP

WESTMORELAND SAN JUAN, LLC

WESTMORELAND SAN JUAN HOLDINGS, INC.

WESTMORELAND SAVAGE CORP.

WESTMORELAND TEXAS JEWETT COAL COMPANY

WRI PARTNERS, INC.

By: /s/ Michael Hutchinson
Name: Michael Hutchinson

Authorized Signatory

Schedule 1

Entities

Debtors

ABSALOKA COAL, LLC

BASIN RESOURCES, INC.

BUCKINGHAM COAL COMPANY, LLC

DAKOTA WESTMORELAND CORPORATION

HAYSTACK COAL COMPANY

SAN JUAN COAL COMPANY

SAN JUAN TRANSPORTATION COMPANY

TEXAS WESTMORELAND COAL COMPANY

WCC LAND HOLDING COMPANY, INC.

WEI-ROANOKE VALLEY, INC.

WESTERN ENERGY COMPANY

WESTMORELAND COAL COMPANY

WESTMORELAND COAL COMPANY ASSET CORP.

WESTMORELAND COAL SALES COMPANY, INC.

WESTMORELAND ENERGY SERVICES NEW YORK, INC.

WESTMORELAND ENERGY, LLC

WESTMORELAND ENERGY SERVICES, INC.

WESTMORELAND MINING LLC

WESTMORELAND NORTH CAROLINA POWER LLC

WESTMORELAND PARTNERS

WESTMORELAND POWER, INC.

WESTMORELAND RESOURCES, INC.

WESTMORELAND-ROANOKE VALLEY, LP

WESTMORELAND SAN JUAN, LLC

WESTMORELAND SAN JUAN HOLDINGS, INC.

WESTMORELAND SAVAGE CORP.

WESTMORELAND TEXAS JEWETT COAL COMPANY

WRI PARTNERS, INC.

Non-Debtors

PRAIRIE MINES & ROYALTY ULC

WCC HOLDING B.V.

WESTMORELAND CANADA HOLDINGS INC.

WESTMORELAND CANADA, LLC

WESTMORELAND CANADIAN INVESTMENTS, LP

WESTMORELAND RISK MANAGEMENT, INC.

Schedule 2

Milestones

Execution Version

Westmoreland Coal Company:

Milestones Under The DIP Credit Agreement, DIP Order, and Restructuring Support Agreement1

MILESTONE	DATE

Petition Date	• October 9, 2018

DIP Motion	• No later than October 10, 2018, the Debtors shall file with the Bankruptcy Court the DIP Motion.

Interim DIP Order	• No later than October 12, 2018, the Bankruptcy Court shall enter the interim DIP order.

Bidding Procedures Motion, Non-Core Assets Sale Procedures Motion, Plan, and Disclosure Statement	• No later than October 18, 2018, the Debtors shall file with the Bankruptcy Court a Bidding Procedures Motion, and the Non-Core Assets Sale Procedures Motion.

Plan and Disclosure Statement	• No later than October 25, 2018, the Debtors shall file with the Bankruptcy Court the Plan and Disclosure Statement and motion to approve the Disclosure Statement and related solicitation materials.

1113/1114 Motion

•  No later than November 8, 2018, the Debtors shall (x) have reached an agreement with the applicable authorized representatives of the employees and the retirees regarding modifications to the Debtors’ collective bargaining agreements and retiree benefits or, (y) absent such agreement, filed the 1113/1114 Motion (that is reasonably acceptable to the Required Consenting Stakeholders).

Final DIP Order	• No later than November 8, 2018, the Bankruptcy Court shall enter the final DIP Order.

Bidding Procedures Order	• No later than November 15, 2018, the Bankruptcy Court shall enter the Bidding Procedures Order and an order approving the Non-Core Assets Sale Procedures Motion.

Disclosure Statement Order	• No later than December 13, 2018, the Bankruptcy Court shall enter an order approving the adequacy of the Disclosure Statement.

[1]	Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Restructuring Support Agreement.

Execution Version

MILESTONE	DATE

1113/1114 Order	• In the event the 1113/1114 Motion is filed, then no later than January 10, 2019, the Bankruptcy Court shall enter the 1113/1114 Order.

Bid Deadline	• No later than January 15, 2019, the bid deadline under the Bidding Procedures Order shall occur.

Auction	• No later than January 22, 2019, the Debtors shall commence an auction in connection with the Sale process for the Core Assets.

Confirmation Order	• No later than February 14, 2019 the Bankruptcy Court shall enter the Confirmation Order and approve the sale of the Core Assets.

Plan Effective Date

•  No later than February 28, 2019, the confirmed Plan shall have become effective including any sale transaction for the Closing Date Transferred Assets (including, for the avoidance of doubt, any Transferred Non-Core Assets).

Schedule 3

Consenting Stakeholder Notice Parties

Schedule 4

Form of Joinder Agreement

FORM OF JOINDER AGREEMENT FOR CONSENTING STAKEHOLDERS

This Joinder Agreement to the Restructuring Support Agreement, dated as of October 9, 2018, (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Westmoreland Coal Company (the “Company”) and each of its directly or indirectly held subsidiaries and the Consenting Stakeholders, is executed and delivered by                         (the “Joining Party”) as of                         . Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same as been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a “Consenting Stakeholder” and a “Party” for all purposes under the Agreement and with respect to any and all claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of the Claims held by the Joining Party, the Joining Party hereby makes each of the representations and warranties of the Consenting Stakeholders set forth in Sections 10 and 11 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

Exhibit A

Plan Term Sheet

Execution Version

EXHIBIT A TO RESTRUCTURING SUPPORT AGREEMENT

PLAN TERM SHEET

October 9, 2018

THIS PLAN TERM SHEET IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

This term sheet (including the annexes attached hereto, the “Plan Term Sheet”)1 sets forth the principal terms of the proposed restructuring of the Debtors, to be effectuated through a chapter 11 plan (the “Plan”). This Plan Term Sheet does not purport to set forth all the terms and conditions of the Restructuring Transactions, which will be set forth in the Plan and the other Definitive Documents in accordance with the RSA. For the avoidance of doubt, it is not contemplated that any subsidiary of the Company that is formed under the laws of Canada will commence a proceeding to effectuate the transactions contemplated by the Plan Term Sheet.

Restructuring Summary

Sale of the Core Assets and Transfer of the Transferred Non-Core Assets	On the Plan Effective Date, after the Debtors have conducted an auction for the Core Assets, the Debtors and the Purchaser (or, in the event the Purchaser does not win the Auction, the Successful Bidder) shall consummate the Sale of the Core Assets. Pursuant to the Sale of the Core Assets and the Transferred Non-Core Assets (together with the Core Assets, the “Closing Date Transferred Assets”), the Debtors shall transfer the Closing Date Transferred Assets to the Purchaser (or, in the event the Purchaser does not win the Auction, the Successful Bidder), free and clear of the Excluded Liabilities, in each case, in a manner consistent with, and as described in, the term sheet attached as Exhibit B to the RSA (the “Sale Transaction Term Sheet”).

Marketing Process for Non-Core Assets	Prior to and following the Petition Date, the Debtors will market the Non-Core Assets for sale in accordance with the terms and conditions of the RSA.

Sale of Non-Core Assets[2]	In the event that the Debtors do not directly or indirectly transfer any Non-Core Assets to a third party acquirer on or before the Plan Effective Date in a manner consistent with the RSA, then, on the Plan Effective Date, the Debtors shall transfer any such Transferred Non-Core Assets to

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Capitalized terms used but not defined in this Plan Term Sheet shall have the meanings ascribed to such terms in the Restructuring Support Agreement, dated as of October 9, 2018 (the “RSA”), to which this Plan Term Sheet is attached as Exhibit A or, if not defined in the RSA, the Sale Transaction Term Sheet attached thereto as Exhibit B.

[2]	The Sale Transaction Term Sheet shall govern the terms of any sale or disposition of the Non-Core Assets and the treatment of the Excluded Liabilities.

the Purchaser (or, in the event the Purchaser does not win the Auction, the Successful Bidder) free and clear of any Excluded Liabilities in each case, in a manner consistent with, and as described in, the Sale Transaction Term Sheet. The Excluded Liabilities will be treated in accordance with the terms of the Sale Transaction Term Sheet.

For the avoidance of doubt, if a Non-Core Asset is acquired by a third party, the Purchaser (or, in the event the Purchaser does not win the Auction, the Successful Bidder) shall not assume or otherwise be responsible for and the Consenting Stakeholders will not provide any funding with respect to the reclamation obligations associated with such Non-Core Assets, which shall be assumed by the third party acquirer thereof.

DIP Facility and Cash Collateral

After the Petition Date, the Debtors will enter into the DIP Facility, which shall refinance the Debtors’ obligations under the Prepetition Bridge Loan.

The Consenting Stakeholders shall consent to the use of the Debtors’ cash collateral on the terms set forth in the proposed form of interim DIP Order attached as Exhibit 1 annexed to Exhibit C to the RSA.

WMLP Disposition

For the avoidance of doubt, the Company’s direct and indirect Equity Interests in WMLP will not be transferred to the Purchaser. WMLP will market its assets to potential third-party bidders for a Sale pursuant to a chapter 11 plan proposed by WMLP in connection with separate chapter 11 cases commenced by WMLP. As set forth in the RSA, the Debtors must negotiate in good faith with the Consenting Stakeholders the restructuring or other disposition of WMLP and not support any such restructuring or other disposition of WMLP that negatively impacts the Restructuring Transactions (including, but not limited to, any restructuring or disposition of WMLP that would leave liabilities at any of the Debtors or Non-Debtors). The Company’s direct and indirect Equity Interests in WMLP are expected to be cancelled in connection with the disposition of WMLP’s assets (the “WMLP Interest Cancellation”).

For the avoidance of doubt, neither the Consenting Stakeholders nor the Purchaser shall be responsible for any reclamation obligations associated with WMLP or its assets.

Following the Petition Date, the Company and the Consenting Stakeholders shall engage in good faith discussions with WMLP and its secured creditors regarding the terms of any transition services or similar arrangements with respect to the shared services provided by the Company to WMLP in the event a chapter 11 plan with respect to WMLP does not become effective on or before the Plan Effective Date.

Claims Administrator	Following the Plan Effective Date, the Company shall appoint a claims administrator to administer claims asserted against the Debtors and oversee the wind-down of the estate and any assets remaining in the estate after the Plan Effective Date (the “Claims Administrator”). The identity, role and compensation of the Claims Administrator shall be set forth in a plan supplement to be filed before the Plan Effective Date (the “Plan Supplement”) and shall be acceptable to the Required Consenting Stakeholders.

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Proposed Treatment of Claims and Interests Under the Plan

On the Plan Effective Date, each holder of an allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Interest, except to the extent different treatment is agreed to by the applicable parties.

DIP Facility Claims	The DIP Facility shall either: (a) be assumed by the Purchaser in connection with the Plan Effective Date and shall continue in force until the obligations under the DIP Facility are indefeasibly paid in full in cash in accordance with the DIP Facility; or (b) paid in full in cash on the Plan Effective Date.

Administrative, Priority Tax, Other Priority Claims, and Other Secured Claims

(a)   Administrative Expense Claims: Except to the extent a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim will receive cash equal to the full unpaid amount of such Allowed Administrative Expense claim, which payments shall be made in the ordinary course of business or on the later of the Plan Effective Date and the date on which such claim becomes an Allowed Claim (or as soon as reasonably practicable thereafter).

(b)   Priority Tax Claims: Except to the extent a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, each holder of an Allowed Priority Tax Claim shall receive, at the Debtors’ option and subject to the consent of the Required Consenting Stakeholders, either (i) cash equal to the Allowed amount of such claim on the later of the Plan Effective Date and the date such claim becomes an Allowed claim (or as soon as reasonably practicable thereafter) or (ii) through equal annual installment payments in cash, of a total value equal to the allowed amount of such claim, over a period ending not later than five (5) years after the Petition Date.

(c)   Other Priority Claims: Except to the extent a holder of an Allowed Other Priority Claim agrees to less favorable treatment, each holder of an Allowed Other Priority Claim will receive cash equal to the Allowed amount of such claim on the later of the Plan Effective Date and the date on which such claim becomes an Allowed Claim (or as soon as reasonably practicable thereafter).

(d)   Other Secured Claims: Except to the extent that a holder of Allowed Other Secured Claim agrees to less favorable treatment, each holder of an Allowed Other Secured Claim will (i) be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of such claim to demand or to receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) receive cash in an amount equal to such Allowed Other Secured Claim as determined in accordance with section 506(a) of the Bankruptcy Code, or (iii) receive the collateral securing its Allowed Other Secured Claim on the later of the Plan Effective Date

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and the date such Other Secured Claim becomes Allowed (or as soon as reasonably practicable thereafter), in each case as determined by the Debtors and consented to by the Required Consenting Stakeholders.

Prepetition First Lien Claims

Each holder of a Claim on account of the Prepetition Credit Agreement or the Prepetition First Lien Notes (a “Prepetition First Lien Claim”), will receive on account of such Claim:

(a)   If the Sale is consummated with the Purchaser, its pro rata share of (i) the equity interests of the Purchaser and (if applicable) debt issued by the Purchaser, (ii) the cash proceeds (if any) of the Excluded Assets (including, for the avoidance of doubt, any Non-Core Assets sold to third parties), (iii) to the extent of any remaining secured portion of the Prepetition First Lien Claim, all proceeds of the Debtors’ assets that constitute collateral of the holders of Prepetition First Lien Claims, including but not limited to the Debtors’ Equity Interests in WMLP, and (iv) to the extent of any general unsecured deficiency claim, the distribution to Allowed General Unsecured Claims under the Plan; or

(b)   If the Sale is not consummated with the Purchaser, (i) payment in full in cash or (ii) an amount otherwise agreed upon by the Debtors and the Required Consenting Stakeholders.

Any unpaid fees and expenses of the Prepetition Term Loan Agent or Prepetition First Lien Notes Trustee will be paid in full in cash on the Plan Effective Date.

General Unsecured Claims	Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on or as soon as is reasonably practicable after the Plan Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each holder thereof shall receive its pro rata share of cash equal to, as agreed upon by the Debtors and the Required Consenting Stakeholders, the liquidation value of any assets of the Debtors not subject to a lien and available for distribution after giving effect to the treatment of, or distribution on account of, all Prepetition First Lien Claims, allowed administrative, professional fee, priority tax, other priority claims or other secured claims.

Intercompany Claims	All Claims held by a Debtor or affiliate thereof in any other Debtor or affiliate (an “Intercompany Claim”) will be, at the option of the Required Consenting Stakeholders and the Company, either (a) reinstated or (b) cancelled without any distribution on account of such Intercompany Claims.

Intercompany Interests	All Equity Interests held by a Debtor in any other Debtor will be, at the option of the Required Consenting Stakeholders and the Company, either (a) reinstated or (b) cancelled without any distribution on account of such Equity Interests.

Section 510(b) Claims	Any Claims arising under section 510(b) of the Bankruptcy Code shall be discharged without any distribution.

Equity Interests in Westmoreland Coal Company	The Equity Interests in Westmoreland Coal Company shall be cancelled on the Post-Closing Reconciliation Date (as defined below) without any distribution on account of such Equity Interest.

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Miscellaneous Provisions

Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the following additional conditions precedent:

•  the occurrence of the Closing as described in the Sale Transaction Term Sheet;

•  the RSA shall not have been terminated and remain in full force and effect;

•  the orders approving the Disclosure Statement and the Plan shall have been entered and such orders shall not have been stayed, modified, or vacated on appeal;

•  establishment of a professional fee escrow account funded in the amount of estimated accrued but unpaid professional fees incurred by the legal counsel and other advisors to the Debtors and any statutory committees during the Chapter 11 Cases;

•  all schedules, documents, supplements and exhibits to the Plan shall be, in form and substance, in accordance with the terms of the RSA; and

•  any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained.

Executory Contracts and Unexpired Leases	To the extent necessary in connection with the Plan, the Debtors shall seek to assume pursuant to, inter alia, section 365 of the Bankruptcy Code, those executory contracts and unexpired leases that may be mutually agreed upon by the Debtors and the Required Consenting Stakeholders and set forth on a schedule to be included in the Plan Supplement (the “Assumption Schedule”). As of and subject to the occurrence of the Plan Effective Date, all executory contracts and unexpired leases to which the Debtors are party shall be deemed rejected unless such executory contract or unexpired lease (a) was previously assumed or rejected pursuant to a final order of the Bankruptcy Court, (b) is specifically listed on the Assumption Schedule or (c) is the subject of a separate motion filed by a Debtor for assumption or rejection under section 365 of the Bankruptcy Code. The Debtors shall use commercially reasonable efforts to provide the Required Consenting Stakeholders and their advisors with all reasonable information needed to analyze a decision to assume or reject an executory contract or unexpired lease, and the Debtors shall not make any such decision without first obtaining the consent of the Required Consenting Stakeholders, such consent not to be unreasonably withheld.

Post-Plan Effective Date Consulting Arrangements	On or before January 31, 2019, the Purchaser (or, in the event that the Purchaser does not win the Auction, the Successful Bidder), shall notify each of Joseph Micheletti, Gary Kohn, Jennifer Grafton, Sheldon de Jager, and Scott Henry (the “Consultants”) whether it will enter into an agreement with such Consultant that will commence on the Plan Effective Date (collectively, the “Advisory Services Agreements”) for transition

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and advisory services and assistance to the Purchaser (or, in the event that the Purchaser does not win the Auction, the Successful Bidder). The terms and conditions of each Advisory Service Agreement (if any) shall be mutually acceptable to such Consultant and the Required Consenting Stakeholders.

Purchaser Stock	Except as otherwise noted, it is the intent of the parties that any “securities” as defined in section 2(a)(1) of the Securities Act of 1933 issued under the Plan, except with respect to any entity that is an underwriter, shall be exempt from registration under U.S. federal and state securities laws pursuant to section 1145 of the Bankruptcy Code, provided that, to the extent that such exemption is unavailable, such securities shall be issued pursuant to any other available exemptions from registration.

Purchaser Corporate Governance Matters	All corporate governance matters related to the Purchaser, including but not limited to the appointment of members of the Purchaser’s board of directors and the definitive documents governing all corporate governance matters, will be determined by the Required Consenting Stakeholders in their sole discretion.

Cancellation of Notes, Interests, Instruments, Certificates and Other Documents	Unless otherwise provided herein, on the Plan Effective Date, all notes, instruments, certificates, and any other documents evidencing Claims or Interests will be cancelled, and the obligations of the Debtors thereunder or in any way related thereto will be deemed satisfied in full and discharged except, without limitation, any indemnification obligations owed by the Debtors to the Consenting Stakeholders under any instrument that includes the DIP Order, which shall survive the Plan Effective Date; provided that, solely in the event restructuring transactions with respect to WMLP have not been finalized as of the Plan Effective Date, the Company will remain in chapter 11 and the Equity Interests in the Company and, if necessary, a portion of the Prepetition First Lien Claims will not be cancelled until such time as the restructuring transactions with respect to WMLP have been determined.

CBAs, Labor Matters and OPEB Liabilities

The Company must obtain the consent of the Required Consenting Stakeholders before assuming, renewing or extending the term of any Collective Bargaining Agreement (“CBA”). To the extent the Debtors fail to reach an agreement with applicable authorized representatives of their employees and retirees regarding modifications to the Debtors’ CBAs and retiree benefits that is acceptable to the Required Consenting Stakeholders, the Debtors must file the 1113/1114 Motion in accordance with the terms of the RSA and DIP Credit Agreement.

The Purchaser does not accept or assume any CBAs between the Company and its employees, and expressly declines to be bound by or accept the terms of any such CBAs. Other than any CBAs and retiree benefits explicitly assumed under the Purchase and Sale Agreement, the Purchaser is not and shall not be bound by and does not accept or adopt any wage rates, employee benefits, employee policies or any other terms and conditions of employment.

Employee Matters	Except as otherwise set forth herein, pursuant to the RSA, the continuation of the Debtors’ wages, compensation, incentive, retention, and benefits programs according to existing terms and practices, including executive compensation programs, and any motions in the Bankruptcy Court for approval of such programs, shall be subject to the consent of the

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Required Consenting Stakeholders (other than the Westmoreland Coal Company 2018 Key Employee Incentive Plan and the Westmoreland Coal Company 2018 Key Employee Retention Plan, except to the extent either such plan is modified after the date of the Prepetition Bridge Loan); provided that, no later than January 31, 2019, the Purchaser shall indicate to each of the non-insider employees identified on the schedule attached hereto as Exhibit 2 whether it intends to extend full-time employment offers as of the Plan Effective Date to such non-insider employees.

There shall be no modifications made to the terms of, including the amounts to be paid under, any of the programs listed in the foregoing paragraph or other bonus plans (including but not limited to the Westmoreland Coal Company 2018 Key Employee Incentive Plan and the Westmoreland Coal Company 2018 Key Employee Retention Plan) in effect on the Petition Date, without the consent of the Required Consenting Stakeholders. Except as otherwise set forth herein, the Company may not renew, extend or implement any new bonus or incentive programs or increase any employee salaries without the consent of the Required Consenting Stakeholders.

Solely upon and subject to any applicable Court approval and the DIP Order, the Company may implement (a) a cash-based retention plan for non-insider employees and (b) a cash-based incentive plan for insider employees, in each case for the period of January 1, 2019 through the Plan Effective Date (the “2019 Key Employee Retention Plan” and the “2019 Key Employee Incentive Plan”), in amounts and allocations which are substantially consistent with the Westmoreland Coal Company 2018 Key Employee Retention Plan and the Westmoreland Coal Company 2018 Key Employee Incentive Plan, respectively. The 2019 Key Employee Retention Plan and 2019 Key Employee Incentive Plan shall be subject to diligence by the Required Consenting Stakeholders, and to documentation and the development of metrics which shall be subject to the reasonable consent of the Required Consenting Stakeholders.

Post-Plan Effective Date Employee Incentive Plan	On the Plan Effective Date, Purchaser will reserve exclusively for participating employees (such reserve, the “EIP Pool”) a pool of shares of common stock or limited liability company Interests of Purchaser representing no less than 5% and up to 10% of Purchaser’s common stock or limited liability interests in the form of options, appreciation rights, profit interests, or similar securities, as applicable, determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the EIP Pool and all securities contemplated by the Plan). The terms and conditions for any initial awards shall be determined by the board of directors of the Purchaser.

Indemnification Obligations	The Debtors’ indemnification obligations in place as of the Petition Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the directors, officers, or employees (including the chief restructuring officer of the Debtors) that are employed by, or serving on the board of directors or like

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body of, any of the Debtors on the Plan Effective Date, shall be assumed by Purchaser pursuant to the Plan; provided, however, the Purchaser shall not assume or be responsible for the satisfaction of indemnification obligations or liabilities associated with any of the Excluded Assets (including Non-Core Assets that do not constitute Transferred Non-Core Assets) or WMLP.

Debtor Releases, Third-Party Releases, and Exculpation	The exculpation provisions, the Debtor releases, and the “third-party” releases to be included in the Plan will be as set forth in Exhibit 1 hereto in all material respects. To the extent there is an ability to “opt out,” the Consenting Stakeholders will, pursuant to the RSA, agree not to “opt out” of the “third-party” releases.

Documentation	The Parties shall negotiate the Definitive Documents in good faith. Any and all documentation necessary to effectuate the Restructuring, including the Definitive Documents, shall be in form and substance consistent with this Plan Term Sheet and the RSA and otherwise reasonably satisfactory to those Parties who are party to such documentation or otherwise have consent rights specified in this Plan Term Sheet or the RSA.

Reservation of Rights	Nothing herein is an admission of any kind. If the Restructuring is not consummated for any reason, all parties reserve any and all of their respective rights.

Governing Law	The governing law for all applicable documentation shall be New York law.

Post-Closing Reconciliation Date	If, as of the date of the Plan Effective Date, (a) all of the assets of the Company have not been disposed of to the Purchaser, a third party, or an entity or trust established for the purpose of liquidating such assets; and/or (b) the WMLP Interest Cancellation has not occurred, then the Company shall remain in chapter 11 following the Plan Effective Date until such events occur (such subsequent date, the “Post-Closing Reconciliation Date”). The Company shall use its best efforts to minimize the amount of time between the Plan Effective Date and the Post-Closing Reconciliation Date.

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Exhibit 1

Debtor Releases, Third-Party Releases, and Exculpation

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any state or foreign law fraudulent transfer or similar claim.

“Claim” means any claim against the Debtors, as defined in section 101(5) of the Bankruptcy Code.

“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Consummation” means the occurrence of the Plan Effective Date.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Consenting Stakeholders; (c) Purchaser; (d) the DIP Lenders; (e) Agent under the DIP Facility; (f) the holders of Prepetition First Lien Claims; (g) the Prepetition Term Loan Agent; (h) the Prepetition First Lien Notes Trustee; (i) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (j) with respect to each Debtor, each such Debtor’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

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“Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement).

“Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Released Party” means, collectively, and in each case in its capacity as such: (a) Purchaser; (b) each Consenting Stakeholder; (c) each Agent/Trustee; (d) the DIP Lenders; (e) the Agent under the DIP Facility; (f) each current and former Affiliate of each Entity in clause (a) through (e); (f) with respect to each Entity in clause (a) through (e) each such Entity’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (g) with respect to each Debtor, each such Debtor’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) Purchaser; (b) each Consenting Stakeholder; (c) all holders of Claims and Interests that are deemed to accept the Plan; (d) all holders of Claims and Interests who vote to accept the Plan; (e) all holders in voting Classes who abstain from voting on the Plan and who do not object to the Plan; (f) all holders of Equity Interests; (g) each current and former Affiliate of each Entity in clause (a) through (f); (h) with respect to each Entity in clause (a) through (g) each such Entity’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (i) with respect to each Debtor, each such Debtor’s current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Releases by the Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Plan Effective Date, each Released Party is deemed released and discharged by the Debtors and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between

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or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Prepetition Financing Documents, the Asset Purchase Agreement or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Releases by Holders of Claims and Interests. As of the Plan Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Prepetition Financing Documents, the Asset Purchase Agreement or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation. Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, the Prepetition Financing Documents, the Asset Purchase Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan,

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including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any intercompany claims resolved or compromised after the Plan Effective Date by the Company), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Plan Effective Date with respect to a Claim that is Unimpaired by the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Plan Effective Date occurring.

Injunction. Except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan shall be discharged pursuant to the plan, or are subject to Exculpation pursuant to the Plan, are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Released Parties, or the Exculpated Parties (to the extent of the Exculpation provided pursuant to the Plan with respect to the Exculpated Parties): (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such

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Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

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Exhibit 2

Employee Name	Employee Title	Date of Agreement
Bricker, Adam	VP - Global Information Technology	December 1, 2017

Doucette, Timothy	VP - Canadian Operations	December 21, 2017

Furlong, James	VP - Global Safety	December 1, 2017

Gant, Shane	Sr. Director, MLP Operations, Contract Mining and Continuous Improvement	December 1, 2017

Jutila, John	VP - Equipment Asset Management	December 1, 2017

Kratzenstein, Dondi	VP - Strategic Sourcing	December 1, 2017

Kukura, Jeffrey	VP - Engineering and Underground Mining	December 1, 2017

Martinez, Elizabeth	VP - Global HR	April 1, 2018

Sturm, Scott	VP - Global Sales & Marketing	December 1, 2017

Swartz, Donald	VP - Business Development	December 1, 2017

Exhibit B

Sale Transaction Term Sheet

Execution Version

Exhibit B to Restructuring Support Agreement (“RSA”)

Sale Transaction Term Sheet

THIS TERM SHEET IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE EXECUTION OF DEFINITIVE AGREEMENTS ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES.

The proposed assets to be sold are to be comprised of (A) the business and operations of the Company’s Canadian mines (the “Canada Business”), through either the sale or other disposition of (i) 100% of the Company’s limited partnership equity interests in, and Westmoreland Canada LLC’s (“WCGP”) general partnership equity interests in, Westmoreland Canadian Investments, LP (“Westmoreland Canada”) or (ii) 100% of WCC Holding, B.V.’s (“WCBV”) shares in Westmoreland Canada Holdings, Inc. (“WCHI”), (B) the business and operations of the Company’s San Juan mines (the “San Juan Business”) through a sale or other disposition of substantially all of the assets of San Juan Coal Company (“San Juan Coal”) and San Juan Transportation Company (“San Juan Transportation” and, together with San Juan Coal and such other subsidiaries of the Company owning assets relating to the San Juan Business, collectively, the “San Juan Sellers”), (C) the business and operations of the Company’s Colstrip mine (the “Colstrip Business”, and, together with the Canada Business and the San Juan Business, collectively, the “Business”) through a sale or other disposition of substantially all of the assets of Western Energy Company (together with such other subsidiaries of the Company owning assets related to the Colstrip Business, collectively, the “Colstrip Seller”), and (D) a sale or other disposition of certain identified contracts and other assets of the Company and certain of its other direct or indirect subsidiaries (the Company, together with such subsidiaries, collectively, the “Overhead Sellers”), in each case, as applicable, and that relate to the overhead function and operations of the Business or otherwise identified in the Purchase and Sale Agreement (as defined below) (the “Overhead Function”).

It is contemplated that the acquisition of the Canada Business will be structured such that one or more entities composing the Canada Business will be the obligor on indebtedness (which may be intercompany indebtedness or indebtedness owed to the First Lien Lenders) through a structure to be determined by the First Lien Lenders (the “Canadian Indebtedness”). Furthermore, treatment of the acquisition of the Business as taxable or non-taxable with carryover of tax attributes (net of COD) for U.S. income tax purposes shall be determined by the First Lien Lenders following the execution of the RSA. Prior to the execution of the Purchase and Sale Agreement, the First Lien Lenders may determine to include the equity or assets of Westmoreland Risk Management, Inc. as Overhead Function and Core Assets (as defined below) in the transaction.

Capitalized terms not defined herein shall have the respective meaning set forth in the RSA. References herein to “including” mean “including, without limitation”.

Transaction Overview

Sellers	The Company, WCGP (to the extent of a sale of Westmoreland Canada), WCBV (to the extent of a sale of WCHI), the San Juan Sellers, the Colstrip Seller, the Overhead Sellers and any other subsidiary of the Company which transfers Transferred Non-Core Assets (as defined below), as applicable (collectively, the “Sellers”).

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Execution Version

Purchaser

A newly-formed Delaware limited liability company (such company or other form of entity, as selected by the First Lien Lenders, “Purchaser”). Following the date of the RSA, the First Lien Lenders may determine to designate a newly-formed subsidiary of the Company (which subsidiary will be a Debtor in the Chapter 11 Cases) to serve as the Purchaser in order to permit the transactions contemplated by this Term Sheet to be structured as an acquisitive “G” reorganization transaction. The parties acknowledge that any such newly-formed subsidiary shall have no liabilities and shall conduct no business prior to the Closing (as defined below), in each case, except with respect to actions in connection with the transactions contemplated by this Term Sheet.

The Purchase and Sale Agreement and the related Confirmation Order shall permit Purchaser to assign its rights and obligations in whole or in part to one or more of its affiliates.

Immediately following the Closing, Purchaser will be owned, directly or indirectly, pro rata by the First Lien Lenders based on their respective Prepetition First Lien Claims as of the Closing.

The capital structure of Purchaser and all organizational documents related to Purchaser shall be in form and substance acceptable to the First Lien Lenders and to the extent such organizational documents are to be filed with the Bankruptcy Court by the Company as part of a Plan Supplement, such organizational documents will be in form reasonably acceptable to the Company (it being understood that the Company shall not have an approval right in any form over the equity and governance terms of Purchaser as the First Lien Lenders may agree).

New Working Capital Facility	In connection with the Closing, Purchaser will enter into a new working capital facility (the “NWC Facility”) to be potentially funded by capital invested by the First Lien Lenders and/or one or more financial institutions in order to assure Purchaser has adequate working capital available following Closing, in an amount and on terms to be determined by the First Lien Lenders, and, to the extent such documents relating to the NWC Facility are to be filed with the Bankruptcy Court by the Company as part of a Plan Supplement, such documents will be in form reasonably acceptable to the Company (it being understood that the Company shall not have an approval right in any form over the terms of the NWC Facility as the First Lien Lenders may agree). Purchaser shall demonstrate it has the financial ability to consummate the Sale (as defined below) and comply with sections 365 and/or 1123 of the Bankruptcy Code, including providing adequate assurance of future performance under all contracts to be assumed in the Sale. For the avoidance of doubt, a portion of such facility may be incurred as part of the Canadian Indebtedness.

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Execution Version

Sale

This Term Sheet describes a proposed sale by Sellers of all of their right, title, and interest in, to, and under the Transferred Assets (as defined below) to Purchaser, free and clear of any and all pledges, options, charges, liabilities, liens, claims, encumbrances, or interests except the Assumed Liabilities (as defined below), and the assumption by Purchaser of the Assumed Liabilities, pursuant to Sections 105, 363 and 1123 of the Bankruptcy Code, which sale may be structured, in the determination of the First Lien Lenders as either (i) a sale of the Transferred Assets by the Sellers to Purchaser or (ii) a contribution of the Transferred Assets by the Sellers to Purchaser, followed by the distribution of the equity interests in Purchaser from the Company or another direct or indirect subsidiary of the Company to the First Lien Lenders in satisfaction of their respective First Lien Claims as of the Closing (collectively, the “Sale”).

Sellers and Purchaser shall consummate the Sale (the “Closing”) pursuant to the Plan promptly after the conditions set forth in the Purchase and Sale Agreement have been satisfied or waived pursuant to the Purchase and Sale Agreement, it being understood that such date of Closing (the “Closing Date”) shall occur on the Plan Effective Date.

Purchase Price

The aggregate consideration for the Core Assets shall consist of the following (collectively, the “Purchase Price”): (i) pursuant to Sections 1123 and 1124 of the Bankruptcy Code, a credit bid of certain debt owed by the Company to the First Lien Lenders in an amount to be determined by the First Lien Lenders and reflected in the Purchase and Sale Agreement in respect of their respective Prepetition First Lien Claims; (ii) assumption of the Assumed Liabilities (including all Cure Costs related to Assumed Contracts) (each of the foregoing, as defined below); and (iii) the payment of an amount in cash as may be necessary to satisfy Funded Liabilities (as defined below) at Closing to the extent the Non-Acquired Entities (as defined below) other than WMLP (as defined below) do not have sufficient cash on hand after giving effect to the adjustment to the WCC Cash Threshold (as defined below) contemplated below in respect of Funded Liabilities.

For the avoidance of doubt, to the extent Transferred Non-Core Assets are included in the Sale as set forth below, there shall be no increase to the Purchase Price in respect of such Transferred Non-Core Assets.

Core Assets	“Core Assets” shall include: (i) either (A) 100% of the Company’s limited partnership equity interests in Westmoreland Canada and 100% of WCGP’s general partnership equity interests in Westmoreland Canada or (B) 100% of WCBV’s shares in WCHI, as determined by the First Lien Lenders following the execution of the RSA; (ii) substantially all of the assets owned by the San Juan Sellers and used in the San Juan Business as specifically identified in the Purchase and Sale Agreement, including the San Juan Assumed Contracts (as defined below); (iii) substantially all of the assets owned by the Colstrip Seller and used in the Colstrip Business as specifically identified in the Purchase and Sale Agreement, including the Colstrip

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Execution Version

Assumed Contracts (as defined below); (iv) certain additional assets of the Overhead Sellers that relate to the Overhead Function, as specifically identified in the Purchase and Sale Agreement, including all encumbered cash and cash equivalents (whether restricted or unrestricted) of the Company and, if applicable, the other Overhead Sellers in excess of the WCC Cash Threshold, but excluding restricted cash in respect of reclamation obligations which are Excluded Liabilities (the “Overhead Assets”), including the Overhead Assumed Contracts (as defined below); (v) all commercial tort claims and claims that may constitute commercial tort claims (known and unknown); and (vi) all of the rights and claims of any Seller against any contractual counterparty to the Core Assets for preference or avoidance actions available to Sellers under the Bankruptcy Code, of whatever kind or nature, including those set forth in Sections 544 through 551 and any other applicable provisions of the Bankruptcy Code, against any contractual counterparty to the Core Assets asserting claims against any of Sellers, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing.

The “WCC Cash Threshold” means aggregate encumbered and unencumbered cash and cash equivalents (whether restricted or unrestricted) of the Company and, if applicable, its subsidiaries other than Westmoreland Resources GP, LLC, Westmoreland Resource Partners, LP, and their direct and indirect subsidiaries (collectively, “WMLP”), as of the close of business on the business day prior to the Closing Date in an amount to be agreed by the Parties (taking into account the Funded Liabilities as contemplated below) and reflected in the Purchase and Sale Agreement.

Westmoreland Canada and its subsidiaries, or WCHI and its subsidiaries, as the case may be, are referred to herein as the “Acquired Entities”. The Company, together with its direct and indirect subsidiaries (including the other Sellers), other than the Acquired Entities, are referred to herein as the “Non-Acquired Entities”.

Assumed Contracts / Excluded Contracts

“Overhead Assumed Contracts” shall include certain contracts of the Overhead Sellers relating to the Overhead Function, in each case as set forth on a schedule to the Purchase and Sale Agreement (the “Overhead Assumed Contracts Schedule”).

“San Juan Assumed Contracts” shall include all of the contracts, supply agreements, joint venture agreements, operating and joint operating agreements, leases, and other written obligations of the San Juan Sellers relating to the San Juan Business, as set forth on a schedule to the Purchase and Sale Agreement (the “San Juan Assumed Contracts Schedule”).

“Colstrip Assumed Contracts” shall include all of the contracts, supply agreements, joint venture agreements, operating and joint operating agreements, leases, and other written obligations of the Colstrip Seller relating to the Colstrip Business, as set forth on a schedule to the Purchase and Sale Agreement (the “Colstrip Assumed Contracts Schedule”, and together with the Overhead Assumed Contracts Schedule and the San Juan Assumed Contracts Schedule, collectively, the “Assumed Contracts Schedules”).

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Execution Version

The Overhead Assumed Contracts, the San Juan Assumed Contracts, the Colstrip Assumed Contracts and, if applicable, the Non-Core Mine Assumed Contracts (as defined below) are referred to herein collectively as the “Assumed Contracts”.

Purchaser shall have the right to amend the Assumed Contracts Schedules at any time prior to the date that is ten (10) business days prior to the Closing, except to the extent an earlier date for the finalization of the Assumed Contracts Schedules is required by the Bankruptcy Court, in order to remove an Assumed Contract from, or add any contract or other written obligation to, such Assumed Contracts Schedules.

Purchaser shall not assume or have any liability with respect to any contract of a Non-Acquired Entity other than the Assumed Contracts (any such contract, an “Excluded Contract”). For the avoidance of doubt, all collective bargaining agreements (“CBAs”) to which a Non-Acquired Entity is bound or a party shall be Excluded Contracts, other than CBAs of the San Juan Sellers and the Colstrip Seller in respect of the mine complexes comprising the San Juan Business and Colstrip Business (and any Seller in respect of the Non-Core Mines (as defined below) included in the Transferred Non-Core Assets, if applicable), each of which will be an Assumed Contract subject to certain modifications being made to such CBAs prior to Closing pursuant to the 1113/1114 Order in form acceptable to Purchaser.

Purchaser shall, on or prior to the Closing or at such later date when disputed Cure Costs are determined by the Bankruptcy Court, pay in full in cash all Cure Costs; provided that in the event a counterparty to an Assumed Contract is successful in any challenge in the Chapter 11 Cases to the Cure Costs in respect of such Assumed Contract, Purchaser may remove such Assumed Contract from the Assumed Contracts Schedules as contemplated above.

Excluded Assets	The Transferred Assets shall not include the following, among other assets which may be identified by Purchaser in due diligence and prior to the execution of Definitive Agreements (as defined below) (which may include, for the avoidance of doubt, any portion of the Business to the extent Purchaser determines following the date of the RSA and prior to the execution of Definitive Agreements not to acquire any of the Canada Business, Colstrip Business or San Juan Business): (i) all assets of the Non-Acquired Entities that are not Transferred Assets; (ii) contracts, leases and other obligations of the Non-Acquired Entities that are not Assumed Contracts and (iii) equity securities of, or ownership in, the direct or indirect subsidiaries of the Company (including the Company’s direct and indirect equity interests in WMLP) other than the Acquired Entities (collectively, the “Excluded Assets”).

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Execution Version

Assumed Liabilities / Excluded Liabilities

“Assumed Liabilities” shall include only the following liabilities: (i) reclamation and similar obligations arising under applicable environmental or mining safety laws or requirements of the San Juan Sellers and the Colstrip Seller in respect of the mine complexes comprising the San Juan Business and Colstrip Business included in the Core Assets; (ii) all liabilities arising under the Assumed Contracts to the extent arising exclusively after the Closing Date and not on account of a breach occurring prior to the Closing; provided that the cure amounts owing under the Assumed Contracts pursuant to section 365(b) shall be an Assumed Liability (such cure amounts, the “Cure Costs”); and (iii) the Non-Core Liabilities (as defined below), if applicable.

The parties acknowledge and agree that Purchaser’s acquisition of the equity of Westmoreland Canada or WCHI, as the case may be (and as a result, the indirect acquisition of its subsidiaries) will be subject to all existing liabilities of such Acquired Entities (but such liabilities shall not be affirmatively assumed by Purchaser from such Acquired Entities).

Liens senior to the liens under the Prepetition Bridge Loan, including for the avoidance of doubt, those granted pursuant to the DIP Credit Agreement shall be assumed by Purchaser in connection with the Closing and shall continue in force until the obligations thereunder have been satisfied in full in accordance with the terms of the DIP Credit Agreement.

All pre-petition and post-petition liabilities of the Non-Acquired Entities, other than Assumed Liabilities, shall be “Excluded Liabilities”, including without limitation:

•  All claims or liabilities or other obligations (whether arising before, on or after the Closing Date) with respect to the employees of the Non-Acquired Entities or former employees, or both (or their respective representatives) of the Non-Acquired Entities or any predecessor of any Non-Acquired Entity (including any Employee of Purchaser (as defined below)) based on any action or inaction occurring prior to or on the Closing Date, including payroll, vacation, sick leave, unemployment benefits, retirement benefits, pension benefits, employee stock option, equity compensation, employee stock purchase, or profit sharing plans, health care and other welfare plans or benefits (including COBRA), or any other employee plans or arrangements or benefits or other compensation of any kind to any employee, and obligations of any kind including any liability pursuant to the WARN Act;

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Execution Version

•  Any liability (whether arising before, on, or after the Closing Date) with respect to any employee of the Non-Acquired Entities or former employee of the Non-Acquired Entities who does not become an Employee of Purchaser, and any liability arising before the Closing with respect to any Employees of Purchaser. All employees of the Company and its subsidiaries relating to the San Juan Business, the Colstrip Business, the Overhead Function and the Non-Core Mines included in the Transferred Non-Core Assets, if applicable, who are hired by Purchaser as contemplated below shall be referred to herein as “Employees of Purchaser”;

•  Except to the extent the basis for which first arises following the Plan Effective Date on account of employment activities of Employees of Purchaser at the mine complexes included in the Transferred Assets following the Plan Effective Date, all liabilities and workers’ compensation liabilities arising under the Black Lung Benefits Act (“Black Lung Act”) or the Federal Coal Mine Health and Safety Act of 1969 (“Coal Act”), including with respect to Employees of Purchaser and current and former employees of the Non-Acquired Entities who worked or who were employed at the mining complexes comprising the Transferred Assets, including, but not limited to, any such Black Lung Act and Coal Act liabilities and workers’ compensation liabilities of the Non-Acquired Entities or any of their respective predecessors;

•  All pre-petition trade payables that are not Cure Costs;

•  All liabilities and obligations in respect of the retained businesses of the Non-Acquired Entities, including, without limitation, the mine complexes of the Non-Acquired Entities other than the mine complexes comprising the Transferred Assets;

•  Any liability or other obligations arising under, relating to or with respect to any employee benefit plan, policy, program, agreement or arrangement at any time maintained, sponsored or contributed to by the Non-Acquired Entities or any trade or business that together with the Non-Acquired Entities is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”) or for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA Affiliate”), or with respect to which a Non-Acquired Entity or any ERISA Affiliate has any liability, including with respect to any post-retirement welfare benefits, single-employer pension plan, or underfunded pension liability of any employee benefit plan, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or Department of Labor or otherwise, including without limitation any liability or other obligations under any employment, collective bargaining agreement or arrangement, severance, retention or termination agreement or arrangement with any employee, consultant or contractor (or its representatives) of the Non-Acquired Entities;

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Execution Version

•  Any liability or other obligations arising under, relating to or with respect to any multi-employer pension plan (including any withdrawal liability) that the Non-Acquired Entities contribute to or have or had any obligation to contribute to;

•  Any liability or other obligations arising under, relating to or with respect to any multi-employer plan or multi-employer pension plan of the Non-Acquired Entities and their ERISA Affiliates, including, but not limited to withdrawal liability;

•  Any monetary fines or penalties arising from or relating to acts or omissions occurring prior to the Plan Effective Date under environmental laws; and

•  All other liabilities and obligations (whether arising before, on or after the Closing Date) of a Non-Acquired Entity of any kind or nature.

Non-Core Assets

Purchaser acknowledges that the Company will market separately all or substantially all of the assets of the Non-Acquired Entities (other than the Core Assets) used in the business and operations of each of the Company’s mine complexes identified on Schedule A hereto (each such mine, a “Non-Core Mine”, and all such assets of a Non-Core Mine, including all contracts, supply agreements, joint venture agreements, operating and joint operating agreements, leases, and other written obligations of the applicable Non-Acquired Entity relating to such Non-Core Mine, as identified in the applicable proposed purchase agreement in respect of such Non-Core Mine, the “Non-Core Mine Assumed Contracts”, and collectively, the “Non-Core Mine Assets”), for sale to third parties pursuant to the Non-Core Asset Sale Process Motion. The parties further acknowledge that upon the conclusion of the sale process for each Non-Core Mine pursuant to the Non-Core Asset Sale Process Motion, to the extent a third party has not agreed to acquire a Non-Core Mine under Section 363 of the Bankruptcy Code, the Sellers shall transfer such Non-Core Mine and the Non-Core Mine Assets related thereto under the Purchase and Sale Agreement at the Closing to either Purchaser or an affiliate thereof designated by Purchaser (such Non-Core Assets, the “Transferred Non-Core Assets”, and, together with the Core Assets, collectively, the “Transferred Assets”). All liabilities of the Sellers in respect of such Non-Core Mine and Transferred Non-Core Assets shall continue to be deemed Excluded Liabilities except that Purchaser or such affiliate thereof shall assume (i) reclamation and similar obligations arising under applicable environmental or mining safety laws or requirements of the applicable Seller in respect of the mine complexes included in the Transferred Non-Core Assets and (ii) all liabilities arising under the applicable Non-Core Mine Assumed Contracts included in the Transferred Non-Core Assets to the extent arising exclusively after the Closing Date and not on account of a breach occurring prior to the Closing (collectively, the “Non-Core Liabilities”).

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Execution Version

The Company will have the right to disqualify any bid submitted for the Core Assets that does not also agree to purchase the Non-Core Mine Assets and assume the Non-Core Liabilities, including reclamation and similar obligations arising under applicable environmental or mining safety laws or requirements related to the Non-Core Mines, unless there is an agreement with such bidder or the Required Consenting Stakeholders regarding the funding of such liabilities.

Funded Liabilities

Notwithstanding anything to the contrary contained herein, (a) any claims related to the Transferred Assets asserted as of the applicable bar date for such claim and (b) any administrative expense tax liability under the Bankruptcy Code the amount of which is estimated (but subject to later finalization) as of the Plan Effective Date but may be asserted after the Plan Effective Date, in each case, where the assumption or payment of the allowed amount of each such claim is required under Section 1129(a)(9) of the Bankruptcy Code in order to receive entry of the Confirmation Order (collectively, the “Funded Liabilities”) shall, at the option of Purchaser, either (i) be assumed by Purchaser or an affiliate thereof as designated by Purchaser and become Assumed Liabilities or (ii) continue to be treated as Excluded Liabilities except that the WCC Cash Threshold shall be adjusted such that additional cash is retained by the Company at Closing to satisfy the amount of the Funded Liabilities; provided that in no event shall the amount of the Funded Liabilities be in excess of an amount to be mutually agreed by the parties prior to the Confirmation Hearing.

For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, Purchaser and its affiliates shall have no obligation to assume or otherwise pay for unsecured claims, obligations or liabilities of the Non-Acquired Entities, including liabilities arising under retiree medical benefit plans, the Black Lung Act or the Coal Act.

Sellers Representations and Warranties in Purchase and Sale Agreement	Sellers will make representations and warranties concerning: organization, subsidiaries, power and authority, noncontravention and consents, financial statements, capitalization (including in respect of Acquired Entities), good faith estimate of Cure Costs as of the signing date, related party transactions, regulatory approvals, litigation, material contracts, compliance with laws, licenses and permits, environmental matters, labor, employee and pension/benefits matters, health and safety matters, insurance, real property, title to assets, intellectual property, taxes, absence of certain changes and no liability to brokers, and such other matters as Purchaser may reasonably request based on its due diligence review prior to the execution of Definitive Agreements.

Purchaser Representations and Warranties in Purchase and Sale Agreement	Purchaser will make representations and warranties concerning: organization, power and authority, government authorization, noncontravention and consents, adequate assurance (as of Closing) regarding assumed contracts, transferred permits and licenses and bonding, capability to effectuate the credit release in payment of the Purchase Price, inspection / no other representations, and no liability to brokers, and such other matters as the Company may reasonably request prior to the execution of Definitive Documents.

9

Execution Version

Covenants	Purchaser and Sellers will be subject to customary covenants and other covenants to be mutually agreed in the Purchase and Sale Agreement, including with respect to conduct of business prior to the Closing (including in respect of cash management practices), cooperation, access, notification, efforts to obtain regulatory approvals and to obtain the transfer of permits and the replacement of associated bonding, and the satisfaction of applicable closing conditions. Such covenants will be included in the DIP Credit Agreement and the RSA to the extent possible and appropriate.

Tax Cooperation	Sellers and Purchaser shall cooperate in good faith to structure the Sale and related transactions in a tax efficient manner for Purchaser and Sellers. Any administrative or priority federal, state, local, or foreign tax claims, including transfer taxes (if any), withholding taxes (if any), income, severance, or similar tax, shall be an obligation of the Sellers.

Regulatory Approvals	Regulatory approvals may be required in connection with the Sale, including to the extent applicable, under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, the Canadian Competition Act and in Montana and New Mexico (and any other state in which a Non-Core Mine included in the Transferred Non-Core Assets is located, if applicable) approval of the transfer of mining permits (the “Regulatory Approvals”). Purchaser and Sellers shall use commercially reasonable efforts to obtain the Regulatory Approvals. Notwithstanding the foregoing, “commercially reasonable efforts” will not be deemed to require the execution of any settlements, the sale, divestiture or separation of any particular business or asset, or the commitment to take any actions that would limit the ability of Purchaser to operate the Transferred Assets.

Purchase Price Allocation

To the extent necessary to comply with applicable law, within 45 days after the Closing Date, Purchaser shall deliver to Sellers a schedule (the “Allocation Schedule”) allocating the Purchase Price and any other items that are treated as additional purchase price for tax purposes among the Core Assets; provided that such Allocation Schedule shall be consistent with the principles to be attached as an exhibit to the Purchase and Sale Agreement. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, local, or non-U.S. law).

Closing Conditions

The Purchase and Sale Agreement shall contain the following conditions to the obligation of Purchaser and Seller to consummate the Sale on the Plan Effective Date:

•  No injunctions or final other order or similar ruling or determination of any governmental authority preventing or delaying the consummation of the Sale.

10

Execution Version

The Purchase and Sale Agreement shall contain the following conditions to the obligation of Purchaser to consummate the Sale on the Plan Effective Date:

•  Entry of the Confirmation Order in form and substance, including with respect to all findings of fact and conclusions of law, reasonably satisfactory to the First Lien Lenders and Purchaser and such Confirmation Order not being subject to any stay or appeal, and Sellers shall not be in breach of the Confirmation Order, which material breach remains uncured;

•  Purchaser shall have obtained all Regulatory Approvals required or appropriate to operate the Business and any Non-Core Mines included in the Transferred Non-Core Assets, if applicable, including, to the extent necessary to obtain any Regulatory Approval from the applicable State or federal regulators, the Sellers and Purchaser having entered into settlements with such regulators reasonably satisfactory to Purchaser with respect to permit transfers, bonding requirements and regulatory compliance with respect to the Transferred Assets.

•  No Event of Default as defined in the DIP Credit Agreement shall have occurred thereunder which (i) gives the secured parties thereunder a termination right, (ii) as a result of which, such secured parties shall have accelerated the repayment obligations of the Company and (iii) has not been waived;

•  Lien releases and termination statements with respect to all liens (other than permitted liens) on the Transferred Assets; provided that lien releases shall not be required with respect to liens that are released by the Confirmation Order;

•  Accuracy of Sellers’ representations and warranties on the Closing Date, except where such inaccuracies would not have a material adverse effect on the Sale (except with respect to typical fundamental representations of the Sellers which shall be subject to a “true and correct” standard);

•  Sellers’ compliance, in all material respects, with their respective covenants;

•  Each of the mining complexes comprising a part of the Canadian Business, San Juan Business, Colstrip Business and the business of each Non-Core Mine included in the Transferred Assets, as applicable, will be delivered with at least the amount of (x) accounts receivable, (y) inventory and (z) operating cash, in each case, as set forth opposite the name of such complex on a schedule to be agreed;

•  The objection deadline shall have passed for all counterparties to Assumed Contracts to object to assignment and assumption by Purchaser, including with respect to the Cure Costs contained in the notices sent to such counterparties and set forth in the Purchase and Sale Agreement;

11

Execution Version

•  All “Material Contracts” (i.e., those identified on an agreed schedule to the Purchase and Sale Agreement, which may be a subset of Assumed Contracts and contracts of the Acquired Entities) (i) will have been assigned to, and assumed by, Purchaser or, to the extent required, will have been novated to Purchaser or (ii) with respect to Material Contracts of an Acquired Entity, any necessary third party consents or approvals in respect of the contemplated change in control of such Acquired Entity shall have been obtained;

•  The Employment Agreements (as defined below) shall each be in full force and effect as of the Closing;

•  None of the Acquired Entities shall have been entered into and remain in the Applicant/Violator System, unless resolved by way of settlements with applicable State and federal regulators or otherwise, in form reasonably acceptable to Purchaser;

•  Arrangements reasonably satisfactory to Purchaser shall be in place regarding Purchaser’s securing of permit transfers and bonding and security arrangements with respect to the Acquired Entities and the Transferred Assets;

•  The Bankruptcy Court shall have determined that Sellers can sell the Transferred Assets free and clear of the successor clause in the UMWA CBAs, the UMWA shall have agreed to waive/remove the successor clause in the UMWA CBAs, or the Bankruptcy Court shall have granted a motion filed by the applicable Seller pursuant to 1113(c) of the Bankruptcy Code authorizing the applicable Seller to reject the UMWA CBAs, in each case, other than in respect of the CBAs included in the Assumed Contracts;

•  The Bankruptcy court shall have granted motions filed by the applicable Seller (i) pursuant to section 1113 of the Bankruptcy Code terminating and/or modifying CBAs in connection with the Transferred Assets as requested by Purchaser and (ii) pursuant to section 1114 of the Bankruptcy Code modifying retiree benefits in connection with the Transferred Assets as requested by the Purchaser; and

•  Since the execution of the Purchase and Sale Agreement, no material adverse effect on the Transferred Assets or the Business (including any Non-Core Mines included in the Transferred Non-Core Assets, if applicable), shall have occurred.

The Purchase and Sale Agreement shall contain the following conditions to the obligations of the Seller to consummate the Sale on the Plan Effective Date:

•  Accuracy of Purchaser’s representations and warranties on the Closing Date, except where such inaccuracies would not have a material adverse effect on the Sale (except with respect to typical fundamental representations of Purchaser which shall be subject to a “true and correct” standard);

12

Execution Version

•  Purchaser’s compliance, in all material respects, with its respective covenants;

•  Entry of the Confirmation Order in form and substance, including with respect to all findings of fact and conclusions of law, reasonably satisfactory to Sellers and such Confirmation Order not being subject to any stay or appeal, and Purchaser shall not be in breach of the Confirmation Order, which material breach remains uncured; and

•  Purchaser shall have obtained all Regulatory Approvals required or appropriate to operate the Business (including any Non-Core Mines included in the Transferred Non-Core Assets, if applicable).

Termination

The Purchase and Sale Agreement will contain customary termination provisions, including:

(i)  by agreement of each of Sellers and Purchaser;

(ii)  if the Closing does not occur on or prior to the Outside Date;

(iii)  by notice from Purchaser:

(1)   upon a material breach by Sellers of covenants of the Purchase and Sale Agreement, RSA or the Confirmation Order, which breach (a) would cause any of Purchaser’s conditions to the Closing not to be satisfied; provided that Purchaser is not itself then in material breach and (b) has not been cured within ten (10) business days;

(2)   upon any of Sellers entering into any material agreement, including any definitive purchase agreement, in furtherance of or with respect to a successful bid for the Core Assets (pursuant to the Bidding Procedures Order) with any party other than Purchaser;

(3)   upon the dismissal or conversion of any of the Chapter 11 Cases;

(4)   upon the appointment of a trustee or examiner with expanded powers;

(5)   upon failure to meet Milestones (unless waived pursuant to the RSA);

(6)   upon permanent denial of required Regulatory Approvals; or

(7)   upon any declaration of an Event of Default under the DIP Credit Agreement that is not waived, cured or determined by the Bankruptcy Court not to be an Event of Default;

(iv)  by written notice from Sellers upon a material breach by Purchaser of any representation, warranty, covenant or agreement in the Purchase and Sale Agreement or the Confirmation Order, which breach (a) would cause any of Sellers’ conditions to the Closing not to be satisfied; provided that none of Sellers is itself then in material breach and (b) has not been cured within ten (10) business days; or

13

Execution Version

(v)   at the written election of either Sellers or Purchaser:

(1)   if, at the end of the Auction (as such term shall be defined in the Bidding Procedures Order), Purchaser is not determined by Sellers to be the Successful Bidder (as such term shall be defined in the Bidding Procedures Order) or the Next Best Bidder (as such term shall be defined in the Bidding Procedures Order), and, if Purchaser is the Next Best Bidder, upon closing a sale transaction with the Successful Bidder; or

(2)   if a court of competent jurisdiction or other governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing under the Purchase and Sale Agreement and such order or action has become final and non-appealable.

Releases

The Purchase and Sale Agreement shall contain a full mutual release, to be effective upon the Plan Effective Date, between and among Sellers, Purchaser, the Prepetition Term Loan Agent, the Prepetition First Lien Notes Trustee, the First Lien Lenders and each of their respective affiliates, representatives, advisors and agents with respect to the transaction contemplated thereby and, with respect to the Prepetition Term Loan Agent, the Prepetition First Lien Notes Trustee, the First Lien Lenders and each of their respective affiliates, any liabilities arising out of their status as a lender (or respective agent) to the Company and its subsidiaries prior to the Closing.

Labor Matters

It is anticipated that certain individuals identified by Purchaser and referenced in the schedules to the Purchase and Sale Agreement (the “Key Employees”) shall enter into employment agreements with Purchaser (the “Employment Agreements”) on terms mutually acceptable to Purchaser and the Key Employees, which Employment Agreements shall be effective upon the Closing.

It is anticipated that Purchaser shall make offers of employment to employees and other personnel of the Company and its subsidiaries relating to the Colstrip Business, the San Juan Business, Overhead Function and any Non-Core Mines included in the Transferred Non-Core Assets, if applicable, to be identified by Purchaser, including employees providing services in respect of the Canada Business to the extent not already employed by an Acquired Entity. Prior to the Closing Date, Purchaser shall set initial terms and conditions of employment, including wages, benefits, job duties and responsibilities and work assignment for the non-union Employees of Purchaser. Purchaser shall determine which employees of Sellers, if any, to offer employment after the Closing, in its sole discretion. For any employees who are represented by a union, such offers of employment shall be in accordance with the CBA adopted by Purchaser. Only employees of Sellers who are offered and then accept such offer of employment with Purchaser based on the initial terms and conditions set by Purchaser or the relevant CBA adopted by the Purchaser will become an Employee of Purchaser after the Closing Date. Notwithstanding the foregoing, nothing herein will, after the Closing Date, impose on Purchaser any obligation to retain any Employee of Purchaser in its employment.

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Execution Version

All offers of employment shall be subject to, among other things, background checks, compliance review, and review of status of an employee’s registration.
CBAs

The Purchase and Sale Agreement shall provide that Sellers shall obtain the consent of Purchaser before extending or renewing (or permitting to be extended or renewed) the term of any CBA of an Acquired Entity or that is included in Assumed Contracts absent Sellers’ ability to terminate such CBA prior to the Closing Date.

Definitive Agreements and Due Diligence	The Purchase and Sale Agreement and such other definitive agreements for the acquisition of the Transferred Assets as the parties mutually agree upon (collectively, the “Definitive Agreements”) shall memorialize this Term Sheet and contain such representations, warranties, covenants, conditions, and indemnities as set forth herein and as otherwise may be acceptable to the parties. Notwithstanding anything else to the contrary, all references to “Purchase and Sale Agreement” herein may refer to an agreement providing for the sale of the Transferred Assets to Purchaser, the contribution of the Transferred Assets to Purchaser, or otherwise, as applicable.
Transition Services Agreement	The parties will agree on a mutually acceptable Transition Services Agreement at a reasonable price to be determined.

15

Schedule A

Non-Core Mines

Mine Name	Mine Owner
Buckingham	Buckingham Coal Company, LLC

Savage	Westmoreland Savage Corporation

WRI/Absaloka	Westmoreland Resources, Inc.

Beulah	Dakota Westmoreland Corporation

Jewett	Texas Westmoreland Coal Company

Haystack	Haystack Coal Company

Exhibit C

DIP Credit Agreement

Exhibit 1

Form of Proposed DIP and Cash Collateral Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WESTMORELAND COAL COMPANY, et al.,[1]	)	Case No. 18-[ ] ( )
)
Debtors.	)	(Joint Administration Requested)
)

INTERIM ORDER (I) AUTHORIZING

WESTMORELAND COAL COMPANY AND CERTAIN

OF ITS AFFILIATES TO OBTAIN POSTPETITION SECURED

FINANCING, (II) GRANTING LIENS AND PROVIDING

SUPERPRIORITY ADMINISTRATIVE EXPENSE CLAIMS, (III)

AUTHORIZING THE USE OF CASH COLLATERAL, (IV) GRANTING

ADEQUATE PROTECTION, (V) MODIFYING THE AUTOMATIC STAY,

(VI) SCHEDULING A FINAL HEARING, AND (VII) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of Westmoreland Coal Company (“WLB”) and certain of its affiliates, as debtors and debtors in possession in the above-captioned cases (each, a “Debtor” and collectively, the “Debtors”)3 for entry of an interim order (this “Interim Order”) and a final order (the “Final Order”) under sections 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1), 364(e), and 507 of title 11 of the United States Code, 11 U.S.C. §§101-1532 (as amended, the “Bankruptcy Code”), rules 2002, 4001, 6004, and 9014 of the Federal Rules of

[1]

Due to the large number of debtors in these chapter 11 cases, for which joint administration has been requested, a complete list of the debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein. A complete list of such information may be obtained on the website of the proposed claims and noticing agent in these chapter 11 cases at www.donlinrecano.com/westmoreland. Westmoreland Coal Company’s service address for the purposes of these chapter 11 cases is 9540 South Maroon Circle, Suite 300, Englewood, Colorado 80112.

[2]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion. The terms “WLB Debtors” and “WMLP Debtors” shall have the meanings ascribed to them in the First Day Declaration.

[3]

As used herein, the “Debtors” shall only refer the U.S. Borrowers and the U.S. Guarantors (each as defined herein). Westmoreland Resource Partners, LP and its subsidiaries that are obligors under the Financing Agreement, dated December 31, 2014, intend to file a separate motion to use cash collateral in connection herewith.

Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), rules 2002-1, 4001-1(b), 4002-1(i), and 9013-1 of the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (together, the “Bankruptcy Local Rules”), and the Procedures for Complex Chapter 11 Bankruptcy Cases (the “Complex Case Rules”), seeking inter alia:

(a) authorization for WLB and Westmoreland San Juan, LLC (the “U.S. Borrowers”) to obtain, and each of the other Debtors (the “U.S. Guarantors”) to guarantee, postpetition financing in the form of a term loan facility (the “DIP Facility”) as set forth in that certain $110,000,000 Senior Secured Debtor-in-Possession Loan Credit Agreement (the “DIP Credit Agreement”) attached hereto as Exhibit 1 (as amended, supplemented, or otherwise modified from time to time), by and among the U.S. Borrowers, Prairie Mines & Royalty ULC (“the Canadian Non-Debtor Borrower”),4 Wilmington Savings Fund Society, FSB, as administrative agent (in such capacity and its capacity as the collateral agent for the DIP Facility (as defined below), the “DIP Facility Agent”), and the lenders party thereto (in their respective capacities as such, collectively, the “DIP Lenders”), up to the aggregate principal amount of $110,000,000, under the terms of this Interim Order, the Final Order, and all other agreements, documents, instruments, delivered or executed in connection therewith, as hereafter amended, supplemented or otherwise modified from time to time, including the Budget (as defined below) (collectively, the “DIP Loan Documents”);

(b) authorizing the continued use of Cash Collateral (as defined below) by the Debtors effective as of the Petition Date;

[4]

The DIP Credit Agreement is guaranteed by the other Debtors and Westmoreland Canadian Investments LP and Westmoreland Canada Holdings Inc. (the “Canadian Non-Debtor Guarantors,” and together with the Canadian Non-Debtor Borrower, the “Canadian Non-Debtor Obligors”).

(c) subject to the Carve Out (as defined below), granting to the DIP Facility Agent, for the benefit of itself and the DIP Lenders on account of the DIP Facility and all obligations owing thereunder and under, or secured by, the DIP Loan Documents (collectively, and including all “Obligations” as defined in the DIP Credit Agreement, the “DIP Obligations”) allowed superpriority administrative expense claim status in the Debtors’ chapter 11 cases (the “Chapter 11 Cases”);

(d) subject to the Carve Out, granting to the DIP Facility Agent, for the benefit of itself and the DIP Lenders, automatically perfected security interests in and liens on the DIP Collateral (as defined below) to the extent set forth herein;

(d) vacating and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of this Interim Order and the Final Order, in each case, to the extent set forth herein;

(e) subject to the Carve Out, granting adequate protection to the Prepetition Term Loan Agent, the Prepetition Term Lenders, the Prepetition Notes Trustee, the Prepetition Noteholders, and to the extent any obligations under the Bridge Loan Agreement remain outstanding, the Bridge Loan Administrative Agent and the Bridge Lenders (each such capitalized term being used herein as defined below);

(f) scheduling a final hearing (the “Final Hearing”) to consider entry of the Final Order; and

(g) granting related relief.

The Court having found that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties in interest; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court on October 9, 2018 (the “Interim Hearing”); and the Court having determined that the legal and factual bases set forth in the Motion, the Declaration of Jeffrey S. Stein, Chief Restructuring Officer of Westmoreland Coal Company, in Support of Chapter 11 Petitions and First Day Pleadings (the “First Day Declaration”), the declaration of Marc D. Puntus in support of the Motion (the “Puntus Declaration”), and the declaration of Robert A. Campagna in support of the Motion (the “Campagna Declaration”); and at the Interim Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY FOUND AND CONCLUDED THAT:

A. Disposition. The Motion is granted on an interim basis in accordance with the terms of this Interim Order. Any objections, reservations of rights, and/or other statements with respect to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived, or settled are hereby denied and overruled on the merits.

B. Commencement of Chapter 11 Cases. On October 9, 2018 (the “Petition Date”), each Debtor filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors are continuing to operate their businesses as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code. No official committee of unsecured creditors (the “Committee”) or chapter 11 trustee has been appointed in the Chapter 11 Cases.

C. Jurisdiction and Venue. This Court has jurisdiction over the Chapter 11 Cases, the Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334. Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Court may enter a final order consistent with Article III of the United States Constitution. Venue for the Chapter 11 Cases in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409. The predicates for the relief sought herein are sections 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1), 364(e), and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004 and 9014, and Bankruptcy Local Rules 2002-1, 4001-1(b), 4002-1(i), and 9013-1.

D. Adequate Notice. On the Petition Date, the Debtors filed the Motion with this Court pursuant to Bankruptcy Rules 2002, 4001, and 9014, and represent that they provided notice of the Motion and the Interim Hearing by electronic mail, facsimile, hand delivery, or overnight delivery to the following parties and/or their respective counsel as indicated below (collectively, the “Notice Parties”): (i) the Office of the United States Trustee for the Southern District of Texas; (ii) the holders of the 50 largest unsecured claims against the Debtors (on a consolidated basis); (iii) the indenture trustee under the WLB Debtors’ 8.75% senior secured notes due 2022; (iv) the ad hoc group of lenders under the WLB Debtors’ prepetition term loan facility due 2020 and the WLB Debtors’ 8.75% senior secured notes due 2022; (v) the administrative agent under the WLB Debtors’ prepetition term loan facility due 2020; (vi) the administrative agent under the WLB Debtors’ bridge loan facility due 2019; (vii) the administrative agent under the WMLP Debtors’ term loan facility due 2018; (viii) the ad hoc committee of certain lenders under the WMLP Debtors’ term loan facility due 2018; (ix) the administrative agent under the WLB Debtors’ proposed debtor-in-possession financing facility; (x) the lenders under the WLB Debtors’ proposed debtor-in-possession financing facility; (xi) any statutory committee appointed in these cases; (xii) the United States Attorney’s Office for the Southern District of Texas; (xiii) the Internal Revenue Service; (xiv) the Environmental Protection Agency and similar state environmental agencies for states in which the Debtors conduct business; (xv) the offices of the attorneys general for the states in which the Debtors operate; (xvi) the Securities and Exchange Commission; and (xvii) any party that has requested notice pursuant to Bankruptcy Rule 2002.

E. Debtors’ Stipulations on the Prepetition Obligations. The Debtors acknowledge, admit, represent, stipulate, and agree that:

(i) Prepetition Term Loan: As of the Petition Date, WLB and certain of the other Debtors as guarantors were indebted and liable, without defense, counterclaim or offset of any kind to the lenders under (a) that certain Amended and Restated Credit Agreement, dated as of December 16, 2014 (as heretofore amended, supplemented, or otherwise modified, the “Prepetition Term Loan”), among WLB, as borrower, certain of its wholly-owned subsidiaries, as guarantors, the lenders party thereto (as defined therein, the “Prepetition Term Lenders”), Wilmington Savings Fund Society, FSB (as successor-in-interest to Bank of Montreal), as Administrative Agent (as defined therein, in such capacity and together with any of its successors in such capacity, the “Prepetition Term Loan Agent”), in the aggregate principal amount of approximately $350 million (the “Prepetition Term Loan Facility”) guaranteed by the other Debtors and Westmoreland Canadian Investments, LP and (b) all other agreements, documents, and instruments executed and/or delivered with, to or in favor of the Prepetition Term Loan Agent and/or any of the Prepetition Term Lenders, including, without limitation, the intercreditor agreements, all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements, and all other related agreements, documents, and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Prepetition Term Loan, as all of the same have been supplemented, modified, extended renewed, restated and/or replaced at any time prior to the Petition Date, collectively, the “Prepetition Term Loan Documents”). All obligations of the Debtors arising under the

Prepetition Term Loan or any other Prepetition Term Loan Documents, including under the Prepetition Term Loan Facility and all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, fees, costs, charges, indemnification obligations, expenses (including any and all reasonable and documented attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable, reimbursable, or otherwise payable, in each case, solely to the extent provided under the Prepetition Term Loan Documents), or other amounts, of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Prepetition Term Loan Documents shall hereinafter be referred to collectively as the “Prepetition Term Loan Obligations”.

(ii) Prepetition Notes: As of the Petition Date, WLB and certain of the other Debtors as guarantors were indebted and liable, without defense, counterclaim or offset of any kind to the holders of notes under (a) that certain Indenture, dated as of December 16, 2014, with respect to WLB’s 8.75% Senior Secured Notes due January 1, 2022 (as amended, modified, supplemented, or restated from time to time, the “Prepetition First Lien Notes Indenture”), by and among WLB, as issuer, the guarantors (including the other Debtors and Westmoreland Canadian Investments, LP), and U.S. Bank National Association, as trustee and notes collateral agent (collectively, in such capacities, the “Prepetition Notes Trustee”) for the Holders (as defined in the Prepetition Indenture) (the “Prepetition Noteholders”) in an initial aggregate principal amount of $350,000,000 (such initial notes, together with any additional notes issued or unpaid interest, the “Prepetition First Lien Notes”) and (b) all other agreements, documents, and instruments executed and/or delivered with, to or in favor of the Prepetition Notes Trustee and/or any of the Prepetition Noteholders, including, without limitation, the intercreditor agreements, all security agreements, collateral trust agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements, and all other related agreements, documents, and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Prepetition First Lien Notes Indenture, as all of the same have been supplemented, modified, extended, renewed, restated, and/or replaced at any time prior to the Petition Date, collectively the “Prepetition Notes Documents”). All obligations of the Debtors arising under the Prepetition First Lien Notes Indenture or any other Prepetition Notes Documents and all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, fees, costs, charges, indemnification obligations, expenses (including any and all reasonable and documented attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable, reimbursable, or otherwise payable, in each case, solely to the extent provided under the Prepetition Notes Documents), or other amounts, of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Prepetition Notes Documents shall hereinafter be referred to collectively as the “Prepetition Notes Obligations”.

(iii) Bridge Loan Agreement: As of the Petition Date, the U.S. Borrowers and the Canadian Non-Debtor Borrower were indebted and liable, without defense, counterclaim, or offset of any kind (i) to the lenders under that certain Bridge Loan Agreement, dated as of May 21, 2018 (as heretofore amended, supplemented, or otherwise modified, the “Bridge Loan Agreement” and together with the Prepetition Term Loan and Prepetition First Lien Notes Indenture, the “Prepetition Facilities”), among the U.S. Borrowers, the lenders party thereto (as defined therein, the “Bridge Lenders,” and together with the Prepetition Term Lenders and the

Prepetition Noteholders, the “Prepetition Secured Creditors”), Wilmington Savings Fund Society, FSB as administrative agent for the Bridge Lenders (in such capacity, and in its capacity as collateral agent for the Bridge Loan Facility, the “Bridge Loan Administrative Agent,” and together with the Prepetition Term Loan Agent and the Prepetition Notes Trustee, the “Prepetition Agents”), in the aggregate principal amount of approximately $90 million (the “Bridge Loan Facility”) guaranteed by the other Debtors, Westmoreland Canadian Investments, LP, and Westmoreland Canada Holdings Inc., and (ii) all other agreements, documents and instruments executed and/or delivered with, to or in favor of the Bridge Loan Administrative Agent, BNY Trust Company of Canada as Canadian Collateral Agent for the Bridge Lenders (in such capacity, the “Canadian Bridge Loan Collateral Agent”), and/or any of the Bridge Lenders, including, without limitation, the intercreditor agreements, all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statement and all other related agreements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Bridge Loan Agreement, as all of the same have been supplemented, modified, extended renewed, restated, and/or replaced at any time prior to the Petition Date, collectively the “Bridge Loan Documents”, and, together with the Prepetition Term Loan Documents and the Prepetition Notes Documents, collectively, the “Prepetition Financing Documents”). All obligations of the Debtors arising under the Bridge Loan Agreement or any other Bridge Loan Documents, including under the Bridge Loan Facility and all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, fees, costs, charges, indemnification obligations, expenses (including any and all reasonable and documented attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable, reimbursable, or otherwise payable, in each case, solely to the extent provided under the Bridge Loan Documents), or other amounts, of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Bridge Loan Documents shall hereinafter be referred to collectively as the “Bridge Loan Obligations”. The Prepetition Term Loan Obligations, the Prepetition Notes Obligations, and the Bridge Loan Obligations, shall hereinafter be referred to collectively as the “Prepetition Obligations”. As of the Petition Date, $90 million of the $110 million available commitments under the Bridge Loan Facility was drawn and outstanding. Pursuant to the Final Order and as set forth herein, all of the outstanding Bridge Loan Obligations will be converted (or “rolled up”) into DIP Obligations; provided that, pending entry of the Final Order, for each $1 drawn by the Debtors under the DIP Facility, $1 of the Bridge Loan Obligations shall convert or “roll up” into DIP Obligations.

(iv) The liens and security interests securing the Prepetition Obligations are referred to herein as the “Prepetition Liens” and the collateral to which such Prepetition Liens attach, the “Prepetition Collateral”.

(v) Value of the Bridge Loan Collateral. As of the Petition Date, the aggregate value of the collateral securing the Bridge Loan Obligations exceeds the aggregate amount of the Bridge Loan Obligations.

(vi) No Claims. The Debtors have no valid claims (as such term is defined in section 101(5) of the Bankruptcy Code) or causes of action against any of the Prepetition Term Loan Agent, Prepetition Notes Trustee, the Bridge Loan Administrative Agent, the Canadian Bridge Loan Collateral Agent, the Prepetition Term Lenders, the Prepetition Noteholders, or the Bridge Lenders (collectively, the “Prepetition Secured Parties”) with respect to the Prepetition

Financing Documents, the Prepetition Obligations, the Prepetition Liens, or otherwise, whether arising at law or at equity, including, without limitation, any challenge, recharacterization, subordination, avoidance, or other claims arising under or pursuant to sections 105, 510, 541, or 542 through 553, inclusive, of the Bankruptcy Code; provided that, notwithstanding the forgoing, any and all rights or claims under the Restructuring Support Agreement are fully reserved and preserved.

(vii) Release. Subject to entry of the Final Order, the Debtors hereby stipulate and agree that they forever, unconditionally and irrevocably release, discharge and acquit the DIP Facility Agent, the DIP Lenders, and the Prepetition Secured Parties, and each of their respective successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys, and agents, past, present, and future, and their respective heirs, predecessors, successors, and assigns (collectively, the “Releasees”) of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, expenses (including, without limitation, reasonable attorneys’ fees), debts, liens, actions, and causes of action of any and every kind whatsoever, whether arising in law or otherwise, and whether or not known or matured, arising out of or relating to, as applicable, the DIP Facility, the DIP Loan Documents, the Prepetition Facilities, the Prepetition Financing Documents, and/or the transactions contemplated hereunder or thereunder including, without limitation, (x) any so-called “lender liability” or equitable subordination claims or defenses, (y) any and all claims and causes of action arising under the Bankruptcy Code, and (z) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the liens or claims of the DIP Facility Agent, the DIP Lenders, and the Prepetition Secured Parties; provided that the forgoing shall not release any claims against a Releasee that a court of competent jurisdiction determines results primarily from the bad faith, gross negligence, or willful misconduct of such Releasee. The Debtors further waive and release any defense, right of counterclaim, right of set-off, or deduction to the payment of the Prepetition Obligations and the DIP Obligations which the Debtors now have or may claim to have, directly or indirectly (including through the Canadian Non-Debtor Obligors) against the Releasees, arising out of, connected with or relating to any and all acts, omissions, or events occurring prior to the Court entering this Interim Order; provided, further, that, notwithstanding the forgoing, any and all rights or claims under the Restructuring Support Agreement are fully reserved and preserved.

(viii) No Control. None of the DIP Facility Agent, the DIP Lenders, or the Prepetition Secured Parties controls the Debtors or their properties or operations, has authority to determine the manner in which any of the Debtors’ operations are conducted or is a control person or insider of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the DIP Facility, the DIP Loan Documents, the Prepetition Facilities, and/or the Prepetition Financing Documents.

F. Cash Collateral. Any and all of the Debtors’ cash including cash and other amounts on deposit or maintained in any account or accounts by the Debtors, whether subject to control agreements or otherwise, and any amount generated by the collection of accounts receivable or other disposition of the Prepetition Collateral, and the proceeds of any of the foregoing, whether existing on the Petition Date or thereafter, constitutes the cash collateral (within the meaning of section 363(a) of the Bankruptcy Code) of the Prepetition Secured Parties and, to the extent any Bridge Loan Obligations remain outstanding, the Bridge Loan Administrative Agent and the Bridge Lenders (the “Cash Collateral”).

G. Use of DIP Facility and Cash Collateral. The Debtors have an immediate and critical need to use the DIP Facility and Cash Collateral to preserve and operate their businesses and effectuate a restructuring of their businesses, which will be used in accordance with the terms of this Interim Order (subject to any applicable Permitted Variance). Subject to entry of the Final Order, all of the outstanding Bridge Loan Obligations will be converted (or “rolled up”) into DIP Obligations; provided that, pending entry of the Final Order, for each $1 drawn by the Debtors under the DIP Facility, $1 of the Bridge Loan Obligations shall convert or “roll up” into DIP Obligations. The remaining $20 million available under the DIP Facility as of the Petition Date will be used for operating expenses and to effectuate the Debtors’ restructuring. The adequate protection provided herein and other benefits and privileges contained herein are consistent with and authorized by the Bankruptcy Code and are necessary in order to avoid the objection of certain parties. Without the use of the DIP Facility and Cash Collateral, the Debtors will not have sufficient liquidity to be able to (i) pay their safety vendors, (ii) fund employee wages, benefits, and related obligations, (iii) pay for the necessary services and materials to maintain compliance with permitting and environmental regulatory requirements, (iv) pay for use of their mining equipment, (v) pay trade vendors, and (vi) continue to operate their businesses. Moreover, the provisions of the DIP Credit Agreement and the Interim Order were extensively negotiated and are the most favorable terms that the Debtors were able to obtain. Approval of the DIP Facility will ensure the Debtors are able to maintain their operations, pursue the Chapter 11 Cases, and maximize the value of their estates for the benefit of all stakeholders. Absent authorization to immediately use a portion of the DIP Facility and Cash Collateral, the Debtors’ estates and their creditors would suffer immediate and irreparable harm.

H. Roll-Up of Bridge Loans. Upon entry of the Final Order, without any further action by the Debtors or any other party, the outstanding principal, interest, and any other amounts under the Bridge Loan Facility will be converted into DIP Obligations (the “DIP Roll-Up Obligations”); provided that, pending entry of the Final Order, for each $1 drawn by the Debtors under the DIP Facility, $1 of the Bridge Loan Obligations shall convert or “roll up” into DIP Obligations. The replacement and refinancing (or “roll-up”) of the Bridge Loan Obligations shall be authorized as compensation for, in consideration for, and solely on account of, the agreement of the DIP Lenders (who were previously the Bridge Lenders) to fund the undrawn amounts, and provide other consideration to the Debtors, under the DIP Facility and not as payments under, adequate protection for, or otherwise on account of, any Bridge Loan Obligations. The Bridge Lenders would not otherwise consent to the use of their Cash Collateral or the subordination of their liens to the DIP Liens (as defined below), and the DIP Facility Agent and the DIP Lenders would not be willing to provide the DIP Facility or extend credit to the Debtors thereunder without the inclusion of the DIP Roll-Up Obligations in the DIP Obligations. Moreover, the replacement and refinancing of all outstanding amounts under the Bridge Loan Facility into DIP Obligations will (a) create greater availability under the DIP Facility, (b) benefit the Debtors and their estates as a result of the DIP Lenders’ agreement to waive certain default interest to which they are entitled under the Bridge Loan Agreement, and (c) will enable the Debtors to obtain urgently needed financing critical to administering these Cases and funding their operations. The DIP Credit Agreement is an amendment and restatement of the Bridge Loan Agreement. All security agreements in respect of the Bridge Loan Obligations being refinanced shall continue in full force and effect in favor of the DIP Facility Agent and the DIP Lenders. For the avoidance of any doubt, the rights of the Committee and other parties in interest with respect to the validity, extent, and priority of the Bridge Loan Facility, the liens securing the Bridge Loan Facility, and any roll-up thereof are fully reserved and preserved to the extent provided in paragraph 31 of this Interim Order.

I. Non-Debtor Obligations. Nothing in this Interim Order or in any Final Order (including the conversion, “roll up”, replacement or refinancing of the Bridge Loan Obligations into DIP Obligations) shall novate, release, discharge, reduce, replace, amend, vary or otherwise affect or negate the rights, entitlements or obligations of the Canadian non-Debtor Obligors under the Bridge Loan Documents and the underlying guarantee and security agreements (including the entitlement of the Canadian Non-Debtor Borrower to make draw requests, receive advances and use proceeds in accordance with the terms and conditions of the Bridge Loan Documents, as applicable); nor shall anything in this Interim Order or in any Final Order impair the validity, enforceability or effect of such agreements or any liens and security interests granted or otherwise created in favor of the Bridge Loan Administrative Agent, the Canadian Bridge Loan Collateral Agent, or the Bridge Lenders by or in respect of the Canadian Non-Debtor Obligors or their property.

J. Other Financing Unavailable. As discussed in the First Day Declaration and the Puntus Declaration, the Debtors are unable to obtain (i) adequate unsecured credit allowable either (a) under sections 364(b) and 503(b)(l) of the Bankruptcy Code or (b) under section 364(c)(l) of the Bankruptcy Code, (ii) adequate credit secured by (x) a senior lien on unencumbered assets of their estates under section 364(c)(2) of the Bankruptcy Code or (y) a junior lien on encumbered assets of their estates under section 364(c)(3) of the Bankruptcy Code, or (iii) secured credit under section 364(d)(l) of the Bankruptcy Code from sources other than the DIP Lenders on terms more favorable than the terms of the DIP Facility. The only source of secured credit available to the Debtors, other than the continued use of Cash Collateral, is the DIP Facility. Financing on a postpetition basis on better terms is not otherwise available without granting the DIP Facility Agent, for the benefit of itself and the DIP Lenders: (1) perfected security interests in and liens on the DIP Collateral; (2) superpriority claims and liens; (3) the other protections set for in this Interim Order; and (4) a full refinancing of the outstanding Bridge Loan Obligations.

K. Best Financing Presently Available. The DIP Lenders will as of the Petition Date provide the Debtors with financing solely on the terms and conditions set forth in this Interim Order (and, subject to entry by the Court, the Final Order) and the applicable DIP Loan Documents. After considering all of their alternatives, the Debtors have concluded, in an exercise of their sound business judgment, that the financing to be provided by the DIP Lenders pursuant to the terms of this Interim Order (and, subject to entry by the Court, the Final Order) and the DIP Loan Documents, represents the best financing presently available. The DIP Lenders have acted in good faith and therefore are entitled to the good faith protections under section 364(e) of the Bankruptcy Code. The DIP Lenders’ and the DIP Facility Agent’s claims, superpriority claims, security interests, liens, and other protections granted pursuant to this Interim Order (and, subject to entry by the Court, the Final Order) and the applicable DIP Loan Documents will not be affected by any subsequent reversal, modification, vacatur, or amendment of this Interim Order, the Final Order, or any other order, as provided in section 364(e) of the Bankruptcy Code.

L. Good Cause for Immediate Entry. Good cause has been shown for immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and (c)(2) and Local Rule 4001-2. In particular, the authorization granted herein for the Debtors to enter into the DIP Facility, to continue using Cash Collateral and to obtain interim financing, including on a priming lien basis as set forth herein, is necessary to avoid immediate and irreparable harm to the Debtors and their estates. Entry of this Interim Order is in the best interest of the Debtors, their estates, and creditors. The terms of the DIP Facility (including the Debtors’ continued use of Cash Collateral, subject to Paragraph 27) are fair and reasonable under the circumstances, reflect the Debtors’ exercise of prudent business judgment consistent with its fiduciary duties, and are supported by reasonably equivalent value and fair consideration.

M. Arm’s Length Negotiation. The Debtors, the DIP Facility Agent, the DIP Lenders, the Bridge Loan Administrative Agent, and the Prepetition Term Loan Agent have negotiated the terms and conditions of the DIP Facility (including the Debtors’ continued use of Cash Collateral, subject to Paragraph 27) and this Interim Order in good faith and at arm’s length, and any credit extended and loans made to the Debtors pursuant to this Interim Order shall be, and hereby are, deemed to have been extended, issued or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code.

N. Adequate Protection for the Prepetition Secured Parties. The Prepetition Secured Parties have acted in good faith regarding the DIP Facility and the Debtors’ continued use of the Prepetition Collateral (including the Cash Collateral) to fund the administration of the Debtors’ estates and continued operation of their businesses, in accordance with the terms hereof. The Bridge Loan Administrative Agent, the Prepetition Term Loan Agent, and the Prepetition Notes Trustee have agreed to not object at this time to the Debtors’ use of the Prepetition Collateral, including the Cash Collateral, in accordance with the terms hereof. The Prepetition Secured Parties are entitled to the adequate protection provided in this Interim Order as and to the extent set forth herein pursuant to §§ 361, 363 and 364 of the Bankruptcy Code. Based on the Motion

and on the record presented to the Court at the Interim Hearing, as of the Petition Date the terms of the proposed adequate protection arrangements and of the use of the Prepetition Collateral (including the Cash Collateral, subject to Paragraph 27) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the use of Cash Collateral; provided, that nothing in this Interim Order or the other DIP Loan Documents shall prejudice, limit, or otherwise impair the rights of any Prepetition Secured Party (for its benefit or the benefit of the other Prepetition Secured Parties), subject to any applicable provisions of the intercreditor agreements, to seek new, different, or additional adequate protection, or assert the interests of any Prepetition Secured Party (for its benefit or the benefit of the other Prepetition Secured Parties); provided, further, that the Debtors’ rights with respect to any such request are fully reserved and preserved.

O. Order of the Court. Based upon the foregoing findings, acknowledgements, and conclusions, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor:

IT IS HEREBY FOUND, DETERMINED, ORDERED, ADJUDGED AND DECREED THAT:

1. Motion Granted. The Motion is granted on an interim basis, subject to the terms set forth herein. Any objections, reservations of rights, and/or other statements with respect to the Motion that have not previously been withdrawn or resolved are hereby overruled on their merits. This Interim Order shall be valid, binding on all parties in interest, and fully effective immediately upon entry notwithstanding the possible application of Bankruptcy Rules 6004(h), 7062, and/or 9014.

2. Authority to Enter Into DIP Facility. The Debtors are hereby authorized to incur and perform the obligations arising from and after the date of this Interim Order under the DIP Facility, on the terms set forth in this Interim Order, including entry into, execution and delivery of the DIP Credit Agreement attached hereto as Exhibit 1 and such additional documents, instruments, and agreements as may be reasonably required by the DIP Facility Agent and the DIP Lenders to implement the terms or effectuate the purposes of and transactions contemplated by this Interim Order, the Final Order (when entered by the Court) and the DIP Credit Agreement (collectively, this Interim Order, the Final Order, the DIP Credit Agreement, the Administrative Fee Letter (entered into pursuant to Section 4.01 of the DIP Credit Agreement), and such additional documents, instruments, and agreements, including any fee letters, lien subordination or priorities agreements, the “DIP Loan Documents”). The Debtors are authorized to execute and deliver the DIP Loan Documents and borrow money under the DIP Facility, on an interim basis, up to an aggregate principal amount not to exceed $20.0 million, and the U.S. Guarantors are hereby authorized to guaranty such borrowings, on the terms set forth in this Interim Order and the DIP Loan Documents; provided that, pending entry of the Final Order, for each $1 drawn by the Debtors under the DIP Facility, $1 of the Bridge Loan Obligations shall convert or “roll up” into DIP Obligations.

3. DIP Liens. As used herein, “DIP Collateral” shall include all prepetition and postpetition tangible and intangible property and assets, whether real or personal of the Borrowers and the guarantors to the DIP Credit Agreement, including, without limitation, all assets and property pledged under the DIP Loan Documents, and all cash, any investment of such cash, inventory, accounts receivable, including intercompany accounts (and all rights associated therewith), other rights to payment whether arising before or after the Petition Date, contracts, contract rights, chattel paper, goods, investment property, inventory, deposit accounts, and all amounts on deposit therein from time to time, equity interests, securities accounts, securities entitlements, securities, commercial tort claims and claims that may constitute commercial tort claims (known and unknown), books, records, plants, equipment, general intangibles, documents, instruments, interests in leases and leaseholds, interests in real property, fixtures, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, letter of credit rights, supporting obligations, machinery and equipment, patents, copyrights, trademarks, tradenames, other intellectual property, all licenses therefor, and all proceeds, rents, profits, products, and substitutions, if any, of any of the foregoing; provided that DIP Collateral shall not include any Avoidance Actions (as defined herein), but, subject to entry of the Final Order, the DIP Collateral shall include the proceeds of any Avoidance Actions; provided, further, that the DIP Collateral shall not include any title or interest in property or assets of any Debtor solely to the extent the granting of any liens thereto or thereon would constitute (a) an invalidation of ownership or unenforceability of any material right or title of any Debtor therein, or (b) a material breach or termination of any governing document or agreement pertaining thereto, unless in the case of each of the forgoing clauses (a) and (b), the applicable provision is rendered ineffective by applicable nonbankruptcy law or the Bankruptcy Code (the “Specified Property”). Notwithstanding anything else herein, DIP Collateral and the DIP Liens and Adequate Protection Liens (each as defined below) granted under this Interim Order shall attach to any proceeds, products, offspring or profits from all sales, transfers, dispositions or monetizations of any Specified Property. Effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages, or other similar documents, or by possession or control, subject to the Carve Out, the following security interests and liens are hereby granted to the DIP Facility Agent for the benefit of the DIP Lenders:

(a) Pursuant to section 364(d)(1) of the Bankruptcy Code, the DIP Obligations are secured by a perfected first priority priming security interest and lien on all DIP Collateral (such security interest and lien, the “Priming Lien”), to the extent that such property and assets are subject to liens that secure the obligations of such Debtor under the Prepetition Term Loan Documents and Prepetition Notes Documents and to the extent any obligations under the Bridge Loan Agreement remain outstanding, under the Bridge Loan Documents (collectively, the “Primed Liens”). The Priming Lien shall be senior (a) in all respects to the interests to the liens of (i) the Prepetition Term Lenders under the Prepetition Term Loan and the related security documents, (ii) the Prepetition Noteholders under the Prepetition First Lien Notes Indenture and the related security agreements, and (iii) to the extent any obligations under the Bridge Loan Agreement remain outstanding, the Bridge Lenders under the Bridge Loan Agreement and the related security documents and (b) to any liens granted to provide adequate protection in respect of any of the Primed Liens. The Primed Liens shall be primed by and made subject and subordinate to the Priming Liens.

(b) Pursuant to section 364(c)(2) of the Bankruptcy Code, the DIP Obligations are secured by a perfected first priority security interest and lien on all DIP Collateral of each Debtor (other than Avoidance Actions (as defined below)) to the extent such property and assets are not subject to valid, perfected, and non-avoidable liens as of the Petition Date (it being agreed and understood that solely the Final Order shall grant, for the benefit of the DIP Facility, a perfected security interest pursuant to this clause in proceeds of any successful claims and causes of action under Chapter 5 of the Bankruptcy Code (“Avoidance Actions”)); and

(c) Pursuant to section 364(c)(3) of the Bankruptcy Code, the DIP Obligations are secured by a perfected junior-priority security interest and lien on all DIP Collateral of each Debtor to the extent that such property and assets are subject to valid, perfected, and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the existing Prepetition Liens, which existing liens will be primed by this Interim Order), junior to the priority of such liens in favor of such third parties.

(d) The foregoing liens and security interests are referred to herein as “DIP Liens”.

4. DIP Superpriority Claims. In addition to the liens and security interests granted to the DIP Facility Agent on its behalf and on behalf of the DIP Lenders pursuant to this Interim Order, subject and subordinate to the Carve Out and in accordance with sections 364(c)(1), 503, and 507 of the Bankruptcy Code, all of the DIP Obligations (including, without limitation, all DIP Extensions of Credit (as defined below)) shall constitute allowed superpriority administrative expense claims (the “DIP Superpriority Claims”) with priority over any and all administrative expenses of the Debtors, whether heretofore or hereafter incurred, of the kind specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 364, 365, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 1113, 1114, or any other provisions of the Bankruptcy Code.

5. Continuation of Prepetition Liens. The liens granted to the Prepetition Secured Parties under the Prepetition Term Loan Documents, the Prepetition Notes Documents, and to the extent any obligations under the Bridge Loan Agreement remain outstanding, the Bridge Loan Documents, shall continue in full force and effect and shall continue to secure the obligations of the Debtors under the Prepetition Term Loan, Prepetition First Lien Notes Indenture, and the Bridge Loan, provided that such liens are Primed Liens and junior to the DIP Liens.

6. DIP Roll-Up Obligations. Upon entry of the Final Order, without any further action by the Debtors or any other party, and as a condition to the provision of liquidity under the DIP Facility, all DIP Roll-Up Obligations shall be replaced and refinanced and shall constitute DIP Obligations; provided that, pending entry of the Final Order, for each $1 drawn by the Debtors under the DIP Facility, $1 of the Bridge Loan Obligations shall convert or “roll up” into DIP Obligations.

7. Use of Cash Collateral and DIP Extensions of Credit. Subject to Paragraph 27 of this Interim Order, the Debtors are hereby authorized to use Cash Collateral and the proceeds of any borrowings under the DIP Facility in accordance with the DIP Credit Agreement and the other terms and conditions set forth in this Interim Order and the DIP Loan Documents (including but not limited to cash collateralizing letters of credit to be issued from time to time by one or more issuing banks for the account of Debtors during the Chapter 11 Cases) and subject to and in accordance with the Budget (as defined below).

8. DIP Extensions of Credit. All loans made to or for the benefit of any of the Debtors on or after the Petition Date in accordance with the DIP Loan Documents are herein referred to as the “DIP Extensions of Credit”. The DIP Extensions of Credit: (a) shall be evidenced by the books and records of the DIP Facility Agent or the DIP Lenders, as applicable; (b) shall bear interest payable and incur fees at the rates set forth in the applicable provisions of the DIP Credit Agreement; (c) shall be secured in the manner specified below; (d) shall be payable in accordance with the DIP Loan Documents; and (e) shall otherwise be governed by the terms set forth in this Interim Order and the other DIP Loan Documents. The DIP Lenders shall have no obligation to make any DIP Extension of Credit or any other financial accommodation hereunder unless all conditions precedent to making DIP Extensions of Credit under the DIP Credit Agreement have been satisfied or waived in accordance with the DIP Credit Agreement.

9. Adequate Protection for the Prepetition Secured Parties. In addition to all the existing security interests and liens previously granted to or for the benefit of the Prepetition Secured Parties, as adequate protection for, and to secure the payment of an amount equal to the diminution of the value of the Prepetition Collateral, due to the Debtors’ sale, use, or lease of such Prepetition Collateral, and as an inducement for the Prepetition Secured Parties to permit the Debtors’ use of the Cash Collateral as provided for in this Interim Order, the Prepetition Secured Parties are hereby granted, subject to the Carve Out, the following adequate protection (the “Adequate Protection Obligations”), pursuant to sections 361, 363(e), 364(d)(1), and 507 of the Bankruptcy Code:

(a) Adequate Protection Liens. Effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the following security interests and liens are hereby granted to the Bridge Loan Administrative Agent, the Prepetition Term Loan Agent and the Prepetition Notes Trustee, for the benefit of the Prepetition Secured Parties: A valid, binding, continuing, enforceable, fully-perfected replacement (and if applicable, new) security interest in and lien on the DIP Collateral (the “Adequate Protection Liens”); provided that, notwithstanding anything in this Interim Order to the contrary, the Adequate Protection Liens shall not apply to the assets of WCC Holding B.V. or of the Canadian Non-Debtor Obligors. The Adequate Protection Liens are junior to the liens securing the DIP Facility.

(b) Adequate Protection Claims. An allowed administrative expense claim against each of the Debtors on a joint and several basis with priority over all other administrative claims in the Cases (subject only to the Carve Out), including all claims of the kind specified under sections 503(b) and 507(b) of the Bankruptcy Code (the “Adequate Protection Claims”), which administrative claim shall have recourse to and be payable from all prepetition and postpetition property of the Debtors, excluding the Carve Out. The Adequate Protection Claims are junior to the DIP Superpriority Claims.

(c) Fees and Expenses. As additional adequate protection, the Debtors are authorized and directed to pay: (i) immediately upon the entry of this Interim Order, the reasonable and documented professional fees, expenses, and disbursements (including, but not limited to, the fees, expenses and disbursements of counsel and other third-party consultants, including financial advisors) incurred by the Prepetition Secured Parties arising prior to the Petition Date; and (ii) in regular course, all reasonable and documented out-of-pocket fees and expenses arising on or after the Petition Date of (a) the following counsel and advisors to the ad hoc group of Prepetition Term Lenders and Prepetition Noteholders (the “Ad Hoc Group”): Kramer Levin Naftalis & Frankel LLP (and any of its consultants or subcontractors), FTI Consulting Inc., Thunderwood Capital, LLC, and one counsel in each relevant local jurisdiction and one regulatory counsel retained by or on behalf of the Ad Hoc Group; (b) counsel to the

Prepetition Term Loan Agent; (c) counsel to the Bridge Loan Administrative Agent, (d) counsel to the Prepetition Notes Trustee; and (e) to the extent such fees and expenses are payable pursuant to the Prepetition Term Loan Documents, Prepetition Notes Documents, or Bridge Loan Documents, all accrued and unpaid reasonable and documented fees and expenses arising on or after the Petition Date of the Prepetition Term Lenders, Prepetition Noteholders, Bridge Loan Lenders, Prepetition Term Loan Agent, Prepetition Notes Trustee, and Bridge Loan Administrative Agent. Such parties shall, from time to time, provide summary form fee statements (i.e., without any detail), which may be redacted for privileged information. If no written objection is received by 12:00 p.m., prevailing Eastern Time, on the date that is ten business days after delivery of such invoice to the Debtors, the Committee, the DIP Facility Agent, and the U.S. Trustee, the Debtors shall promptly pay such invoices. If an objection to a professional’s invoice is timely received, the Debtors shall promptly pay the undisputed amount of the invoice and this Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually. The Prepetition Term Lenders, Prepetition Noteholders, Bridge Loan Lenders, Prepetition Term Loan Agent, Prepetition Notes Trustee, and Bridge Loan Administrative Agent (and each of their professionals) shall not be required to comply with U.S. Trustee fee guideline or file applications or motions with, or obtain approval of, the Court for the payment of any of their out-of-pocket costs, fees, expenses, disbursements and other charges. Payments of any amounts set forth in this paragraph are not subject to recharacterization, avoidance, subordination or disgorgement.

(d) Reporting. As additional adequate protection to the Prepetition Secured Parties, the Debtors shall provide to the Prepetition Secured Parties all reports and notices delivered to the DIP Lenders and DIP Facility Agent in accordance with this Interim Order and the DIP Credit Agreement.

10. Budget5. The budget annexed hereto as Exhibit 2 (as it may be updated periodically in accordance with the DIP Loan Documents and subject to any Permitted Variance (as defined herein), the “Budget”), hereby is approved. For any four-week period set forth in the Budget commencing the week of the Petition Date, the Total Net Receipts (as defined in the DIP Credit Agreement) shall not be less than 85 percent of the budgeted amounts; Operating Disbursements (as defined in the DIP Credit Agreement) shall not exceed (i) 120 percent of the budgeted amount for the first two weeks or (ii) 115 percent of the cumulative budgeted amount on a cumulative basis for such four-week period, tested bi-weekly (each, a “Permitted Variance”). Proceeds of the DIP Extensions of Credit and Cash Collateral under this Interim Order shall be used by the Debtors in accordance with the DIP Credit Agreement and this Interim Order and subject to and in accordance with the Budget; provided that the Debtors are authorized to pay expenses of the estates for weekly budgeted items not paid through any subsequent week within a four-week period thereafter (thus authorizing the Debtors to “carry forward” projected expenses for a limited period of time). Subject to the Carve Out, the DIP Lenders’ consent to the Budget shall not be construed as consent to the use of DIP Extensions of Credit or Cash Collateral beyond the Termination Date (as defined in the DIP Credit Agreement) with respect to the DIP Extensions of Credit, regardless of whether the aggregate funds shown on the Budget have been expended. The Debtors shall provide a copy of any revised or updated budget to the the Prepetition Term Loan Agent, the Prepetition Notes Trustee, and counsel to the

[5]	NTD: Line item restrictions and cash management restrictions to be discussed.

Committee, if any. In no way shall the Budget operate or be construed as a cap or limitation on the Adequate Protection Obligations payable pursuant to this Interim Order or professional fees of the Debtor Professionals as provided for in the Carve Out (defined herein).

11. Weekly Reporting. WLB will deliver a weekly reporting package to the DIP Administrative Agent, the legal counsel and financial advisers to the DIP Lenders, and counsel to the Committee (if any).

12. Allocation of Professional Fees and Expenses: Any professional (whether retained by any of the Debtors or any Committee) that performs work on account of, or in connection with, the WLB Debtors and WMLP Debtors or their respective Chapter 11 Cases, shall separately account and bill for the fees and expenses incurred, and shall only seek compensation from the WLB Debtors, for the work performed with respect to the WLB Debtors and the WLB Debtors’ Chapter 11 Cases, it being understood that none of the WLB Debtors shall be responsible for, or pay any amount for any work performed with respect to any WMLP Debtors (or any of the WMLP Debtors’ Chapter 11 Cases).

13. Cash Management. The Debtors shall maintain their cash management arrangements in a manner consistent with that described in the orders approving the Debtors’ motion for authorization to maintain its existing cash management system, which orders shall be in form and substance acceptable to the Required Lenders.

14. Reservation of Rights Regarding Allocation. All parties in interest (including the DIP Lenders, DIP Facility Agent, Prepetition Secured Parties, WLB Debtors, WMLP Debtors, the WMLP Debtors’ stakeholders, and any non-Debtor affiliate) expressly reserve the right to challenge any expense, liability, or claim (including any expense, liability or claim listed in the Budget) allocated or charged to the WLB Debtors by any of the WMLP Debtors, any of the non-Debtor affiliates or otherwise.

15. Validity of DIP Loan Documents. The DIP Loan Documents shall constitute valid and binding obligations of the Debtors, enforceable against each Debtor party thereto in accordance with the terms thereof. No obligation, payment, transfer or grant of security under the DIP Loan Documents as approved under this Interim Order shall be stayed, restrained, voided, voidable, or recoverable under the Bankruptcy Code or under any applicable non-bankruptcy law, or subject to any defense, reduction, setoff, recoupment, or counterclaim.

16. Preservation of Liens and Rights Granted Under this Interim Order.

(a) Except as otherwise expressly provided for herein (including with respect to the Carve Out), or permitted under the DIP Credit Agreement, no claim or lien having a priority superior to or pari passu with those granted by this Interim Order to the DIP Facility Agent and the DIP Lenders or to the Prepetition Secured Parties, respectively, shall be granted or allowed while any portion of the DIP Facility (or any refinancing thereof in accordance with the DIP Loan Documents) or the commitments thereunder or the DIP Obligations remain outstanding or until the payment in full of the Prepetition Term Loan Obligations and the Prepetition Notes Obligations. Subject to the Carve Out, the DIP Liens, the Adequate Protection Liens, and the Prepetition Liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors.

17. Automatic Effectiveness of Liens. The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby vacated and modified to permit the Debtors to grant the liens and security interests to the DIP Facility Agent, the DIP Lenders and the Adequate Protection Parties (as defined below) contemplated by this Interim Order and the other DIP Loan Documents.

18. Automatic Perfection of DIP Liens. The DIP Liens granted pursuant to this Interim Order shall constitute valid, enforceable, nonavoidable, and duly perfected first priority security interests and liens (subject to the priorities set forth in this Interim Order). The DIP Facility Agent and the DIP Lenders shall not be required to file or serve financing statements, notices of lien, mortgage deeds, deeds of trust or similar instruments which otherwise may be required under federal, state or local law in any jurisdiction, or take any action, including taking possession or control, to validate and perfect the DIP Liens pursuant to this Interim Order. The failure by the Debtors to execute any documentation relating to the DIP Liens or deliver possessory DIP Collateral shall in no way affect the validity, enforceability, perfection, or priority of such liens. The DIP Facility Agent and the DIP Lenders are hereby authorized, but not required, to file or record financing statements, trademark filings, copyright filings, mortgages, deeds of trust, notices of lien, or similar instruments in any jurisdiction or take any other action in order to validate and perfect the liens and security interests granted to them hereunder and under the DIP Credit Agreement. Whether or not the DIP Facility Agent or the DIP Lenders shall file such financing statements, trademark filings, copyright filings, mortgages, deeds of trust, notices of lien or similar instruments or otherwise take any action to validate, perfect, or confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute or subordination (except as a result of the relative lien priorities set forth in this Interim Order), at the time and as of the date of entry of this Interim Order. Upon the request of the DIP Facility Agent (acting at the direction of the Required Lenders (as defined in the DIP Credit Agreement)), the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind except as set forth in the DIP Loan Documents) to enable the DIP Facility Agent or DIP Lenders to further validate, perfect, preserve and enforce the DIP Liens consistent with the terms of this Interim Order. A certified copy of this Interim Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized and directed to accept such certified copy of this Interim Order for filing and recording.

19. Other Automatic Perfection Matters. To the extent that the Prepetition Term Loan Agent, the Bridge Loan Administrative Agent, and/or the Prepetition Notes Trustee is the secured party under any account control agreements, listed as loss payee or additional insured under any of the Debtors’ insurance policies or is the secured party under any Prepetition Financing Document, the DIP Facility Agent, on its behalf and on behalf of the DIP Lenders, is also deemed to be the secured party under such account control agreements, loss payee, or additional insured under the Debtors’ insurance policies and the secured party under each such Prepetition Financing Document (in any such case with the same priority of liens and claims thereunder relative to the priority of the Prepetition Liens and Adequate Protection Liens, and shall have all rights and powers in each case attendant to that position (including, without limitation, rights of enforcement, but subject in all respects to the terms of this Interim Order)), and shall, subject to the terms of this Interim Order, act in that capacity and distribute any proceeds recovered or received in accordance with the terms of this Interim Order and/or the Final Order, as applicable, and the other DIP Loan Documents. Security interests in and liens on all DIP Collateral that is of a type such that perfection of a security interest therein may be accomplished by possession or control by a secured party will be delivered, upon written request, to the DIP Facility Agent, provided that the DIP Facility Agent continues to retain a properly perfected lien on such DIP Collateral by virtue of this Interim Order even if such other party fails to timely deliver possession to the DIP Facility Agent.

20. Automatic Perfection of Adequate Protection Liens. The Adequate Protection Liens granted pursuant to this Interim Order shall constitute valid, enforceable, nonavoidable, and duly perfected security interests and liens (having the priorities set forth in this Interim Order), and the Prepetition Term Loan Agent, the Prepetition Term Lenders, the Prepetition Notes Trustee, the Prepetition Noteholders and, to the extent Bridge Loan Obligations remain outstanding, the Bridge Loan Administrative Agent and the Bridge Lenders (collectively, the “Adequate Protection Parties”) shall not be required to file or serve financing statements, mortgage deeds, deeds of trust, notices of lien or similar instruments which otherwise may be required under federal, state or local law in any jurisdiction, or take any action, including taking possession or control, to validate and perfect such security interests and liens; and the failure by the Debtors to execute any documentation relating to the Adequate Protection Liens or deliver possessory collateral shall in no way affect the validity, enforceability, perfection, or priority of such liens. The Adequate Protection Parties are hereby authorized, but not required, to file or record financing statements, trademark filings, copyright filings, mortgages, deeds of trust, notices of lien, or similar instruments in any jurisdiction or take any other action in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the Adequate Protection Parties shall file such financing statements, trademark filings, copyright filings, mortgages, deeds of trust, notices of lien or similar instruments or otherwise take any action to validate, perfect or confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute or subordination (except as a result of the relative lien priorities set forth in this Interim Order), at the time and as of the date of entry of this Interim Order. Upon the request of the Prepetition Term Loan Agent, the Prepetition Notes Trustee, or the Bridge Loan Administrative Agent, the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind except as set forth in the DIP Loan Documents) to enable such Prepetition Agent or other applicable Prepetition Secured Parties to further validate, perfect, preserve and enforce the Adequate Protection Liens of such Prepetition Agent consistent with the terms of this Interim Order. A certified copy of this Interim Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording.

21. Protection of DIP Lenders’ Rights.

(a) So long as no Termination Event shall have occurred and be continuing after the conclusion of the Remedies Notice Period (and subject to delivery of the Remedies Notice) (in each case as defined below) under the DIP Credit Agreement remain outstanding with respect to the Debtors, the Prepetition Secured Parties shall (i) have no right to and take no action to foreclose upon or recover in connection with the liens granted thereto pursuant to the

Prepetition Financing Documents or this Interim Order, or otherwise seek to exercise or exercise any enforcement rights or remedies against any DIP Collateral or in connection with any Adequate Protection Liens or on account of any claims, other than as set forth herein, including, without limitation, the right to credit bid (but the foregoing shall not be construed to limit the exercise of any rights or remedies against any other Prepetition Secured Party pursuant to the intercreditor agreements), (ii) be deemed to have consented to any Disposition (as defined in the DIP Credit Agreement) of, or release of liens on, any DIP Collateral, to the extent such Disposition or release is authorized under the DIP Loan Documents or otherwise agreed to by the DIP Facility Agent, (iii) not file any financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the DIP Collateral unless, solely as to this clause (iii), the DIP Facility Agent or any DIP Lender files financing statements or other documents to perfect the liens granted pursuant to this Interim Order, or as may be required by applicable state law to continue the perfection of valid and unavoidable liens or security interests as of the Petition Date, and (iv) deliver or cause to be delivered, at the Debtors’ cost and expense, any termination statements, releases and/or assignments in favor of the DIP Lenders or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of liens on any portion of the DIP Collateral subject to any sale or disposition in accordance with the terms hereof.

(b) A “Termination Event” means: (i) the occurrence of an Event of Default (as defined in the DIP Credit Agreement), (ii) the Maturity Date (as defined in the DIP Credit Agreement) of the DIP Facility, or (iii) this Interim Order ceasing to be in full force and effect for any reason (each a “Termination Event”). Upon the occurrence and during the continuance of a Termination Event, and following five (5) business days’ (the “Remedies Notice Period”)

after the delivery, by the DIP Facility Agent to the Debtors’ restructuring counsel (via email), of a written notice (the “Remedies Notice”) of the occurrence of a Termination Event (with a copy to counsel for the Committee, if any, and to the U.S. Trustee, the Prepetition Term Loan Agent, and the Prepetition Notes Trustee), unless such Termination Event is cured by the Debtors or waived by the DIP Facility Agent (acting at the direction of the Required Lenders), at the end of such Remedies Notice Period, the DIP Facility Agent (acting at the direction of the Required Lenders) may (1) declare (a) the commitment of the DIP Lenders as to the DIP Facility to be terminated, whereupon such commitments and obligation shall be terminated; (b) all DIP Obligations immediately due and owing, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Debtors, whereupon all DIP Obligations shall be immediately due and payable; and (c) subject to the Carve Out, that the Debtors shall have no right to request or use any proceeds of any DIP Extensions of Credit, other than towards the satisfaction of the DIP Obligations; and (2) and exercise all rights and remedies provided in this Interim Order and the DIP Loan Documents, as applicable. Immediately upon the delivery of the Remedies Notice, to the extent not previously provided, the Debtors shall provide a line-by-line itemization of the Budget to the DIP Lenders. During the Remedies Notice Period, (i) the Debtors may continue to use DIP Collateral, including Cash Collateral, (x) in the ordinary course of business, consistent with past practices and solely in compliance with the line-by-line itemized Budget (with no Permitted Variances) or (y) as otherwise agreed by the DIP Facility Agent and the Required Lenders; and (ii) the Debtors, the DIP Facility Agent, and the DIP Lenders consent to a hearing on an expedited basis to consider whether a Termination Event has occurred and whether the automatic stay may be lifted so that the DIP Facility Agent and DIP Lenders may exercise any and all of their respective rights and remedies in accordance with this Interim Order; provided that if a hearing to consider exercise of the forgoing remedies is requested to be heard before the end of the Remedies Notice Period but is scheduled for a later date by the Court, the Remedies Notice Period shall automatically be extended to the date of such hearing, but no later than ten (10) business days after the delivery of the Remedies Notice. In any hearing regarding any exercise of rights or remedies, except as otherwise provided in Paragraph 46, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing, and no party shall be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the DIP Facility Agent or the DIP Lenders set forth in this Interim Order or the DIP Loan Documents; provided that the Prepetition Secured Parties shall not be limited in exercising their respective rights in accordance with the terms of the Intercreditor Agreements, as applicable.

(c) No rights, protections, or remedies of the DIP Facility Agent or the DIP Lenders granted by the provisions of this Interim Order or the DIP Loan Documents shall be limited, modified, or impaired in any way by (i) any actual or purported withdrawal of the consent of any party to the Debtors’ authority to use Cash Collateral, (ii) any actual or purported termination of the Debtors’ authority to use Cash Collateral, or (iii) the terms of this Interim Order or any other order or stipulation related to the Debtors’ use of Cash Collateral or the provision of adequate protection to any party.

22. DIP Fees and Expenses. The Debtors are authorized and directed to pay all reasonable and documented fees and expenses of the DIP Facility Agent and the DIP Lenders in connection with the DIP Facility, as applicable, as provided in the applicable DIP Loan Documents, whether or not the transactions contemplated hereby are consummated, whether or not incurred prepetition or postpetition, including, without limitation, agency fees, the professional fees and expenses of (a) Kramer Levin Naftalis & Frankel LLP, FTI Consulting, Inc., Fasken Martineau DuMoulin LLP, McKercher LLP, and one counsel in each local jurisdiction (counsel and financial advisors to the DIP Lenders), and (b) Wilmer Cutler Pickering Hale and Dorr LLP, one local bankruptcy counsel in the Southern District of Texas, and, solely to the extent necessary to enforce rights and remedies under the DIP Loan Documents, one counsel in each local jurisdiction (counsel to the DIP Facility Agent). Such parties shall provide summary form fee statements (i.e., without any detail) which may be redacted for privileged information. If no written objection is received by 12:00 p.m., prevailing Eastern Time, on the date that is ten business days after delivery of such fee statement to the Debtors, the Committee, the Prepetition Secured Parties, and the U.S. Trustee, the Debtors shall promptly pay such invoice as soon as reasonably practicable after such time. If an objection to a professional’s invoice is timely received, the Debtors shall pay the undisputed amount of the invoice and this Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually. The DIP Lenders and DIP Facility Agent (and each of their professionals) shall not be required to comply with U.S. Trustee fee guideline or file applications or motions with, or obtain approval of, the Court for the payment of any of their out-of-pocket costs, fees, expenses, disbursements and other charges. Payments of any amounts set forth in this paragraph are not subject to recharacterization, avoidance, subordination or disgorgement.

23. Interest. Interest will be paid currently on the DIP Loan Obligations on the same schedule as interest payments were made under the Bridge Loan Obligations. Commitment fees payable pursuant to Section 4.01(b) of the DIP Credit Agreement (the “Commitment Fees”) will be paid currently on the same schedule as the commitment fees were paid under Section 4.01(b) of the Bridge Loan Agreement (the “Bridge Loan Commitment Fees”). So long as any Bridge Loan Obligations remain outstanding, interest and the Bridge Loan Commitment Fees will be paid currently on the Bridge Loan Obligations in accordance with the Bridge Loan Documents. So long as there is no Event of Default under the DIP Credit Agreement or modification of this Interim Order, the Prepetition Secured Parties will not be paid current payment of interest during the Chapter 11 Cases but interest will accrue on such claims and be included in the allowed amount of their claims (except to the extent of Bridge Loan Obligations that remain outstanding as set forth above).

24. Termination of DIP Facility. Subject to the Carve Out, unless otherwise agreed to by the DIP Facility Agent or the Required Lenders in writing in accordance with this Interim Order and the DIP Credit Agreement, the Debtors’ right to draw under the DIP Facility shall terminate upon the Maturity Date as defined in the DIP Credit Agreement or upon the occurrence and during the continuation of any Default or Event of Default pursuant to the DIP Credit Agreement.

25. Events of Default. Except as otherwise provided in this Interim Order, or to the extent the Required Lenders may otherwise agree in writing, and subject to the Remedies Notice Period and opportunity to cure set forth in paragraph 18(b) of this Interim Order, any violation of any of the terms of this Interim Order or any occurrence of an “Event of Default” under and as defined in the DIP Credit Agreement (including without limitation a breach of any Milestone as defined in the DIP Credit Agreement) shall constitute an event of default (each, an “Event of Default”).

26. Milestones. As a condition to the DIP Facility and the use of Cash Collateral, the Debtors shall comply with the Milestones (as defined in the DIP Credit Agreement). The Milestones can only be modified or waived by the Required Lenders in writing.

27. Termination of Consent to Use of Cash Collateral.

(a) Subject to the Carve Out, the Remedies Notice Period, and opportunity to cure set forth in paragraph 18(b) of this Interim Order, the DIP Facility Agent and DIP Lenders’ consent to the use of Cash Collateral may be terminated following the occurrence of a Termination Event and expiration of the Remedies Notice Period, and any prior consent of the DIP Facility Agent or the DIP Lenders to the Debtors’ use of Cash Collateral shall be deemed automatically withdrawn upon expiration of the Remedies Notice Period; provided that nothing herein shall limit the Debtors’ ability to seek the use of Cash Collateral on a non-consensual basis and/or to challenge whether a Termination Event has occurred.

(b) If, following the repayment or refinancing of the DIP Facility, at any time, (i) any of the Debtors shall in the Court, file, propose or support confirmation of a chapter 11 plan that is not reasonably acceptable to the Required Lenders under the Prepetition Term Loan (as defined therein) (and if still outstanding, the Required Lenders under the Bridge Loan Agreement (as defined therein)) and a majority of the Prepetition Noteholders or the DIP Lenders in all material respects, (ii) all or substantially all of the assets of the Debtors (including its non-debtor subsidiaries) are sold without lender approval, (iii) the Debtors fail to meet any Milestone or (iv) the Debtors or any direct or indirect affiliate or subsidiary of the Debtor commence any action, including the filing of any pleading, against any of the Prepetition Secured Parties with respect to any of the obligations or liens under the Prepetition Financing Documents, then, in the case of each of (i) through (iv) (each, individually, a “Prepetition

Secured Party Termination Event”), the Prepetition Secured Parties may, upon a minimum of five business days’ written notice to the Debtors, terminate the Debtors’ right to use Cash Collateral, it being understood that (1) during the five business day period following notice of a Prepetition Secured Party Termination Event, (1) the Debtors cannot use Cash Collateral and (2) any prior consent of the Prepetition Secured Parties to the Debtors’ use of cash collateral shall be deemed automatically withdrawn on the fifth business day after providing such notice.

(c) No rights, protections or remedies of the DIP Facility Agent, the DIP Lenders or the Prepetition Secured Parties granted by the provisions of the Interim Order, or the DIP Loan Documents shall be limited, modified, or impaired in any way by (i) any actual or purported withdrawal of the consent of any party to the Debtors’ authority to continue to use Cash Collateral, (ii) any actual or purported termination of the Debtors’ authority to continue to use Cash Collateral, or (iii) the terms of any other order or stipulation related to the Debtors’ continued use of Cash Collateral or the provision of adequate protection to any party.

28. Modifications of DIP Loan Documents. The Debtors and the DIP Lenders are hereby authorized to implement, in accordance with the terms of the DIP Loan Documents, any non-material modifications of the DIP Loan Documents (other than this Interim Order) without further notice, motion, or application to, order of or hearing before, this Court. Any material modification or amendment to the DIP Loan Documents shall only be permitted pursuant to an order of this Court (which may be sought within (3) business days), upon notice to counsel for the Committee, if any, the U.S. Trustee, and the Prepetition Secured Parties, provided, however, that any forbearance from, or waiver of, (a) a breach by the Debtors of a covenant representation or any other agreement or (b) a Default or an Event of Default (including breach of any Milestone), in each case under the DIP Loan Documents shall not require an order of this Court.

29. DIP Facility Agent, Prepetition Agent Authorization. Notwithstanding any provision of the Prepetition Financing Documents or the DIP Loan Documents, each of the DIP Facility Agent, the Bridge Loan Administrative Agent, the Prepetition Term Agent and the Prepetition Notes Trustee is hereby authorized to make any and all account transfers requested by the Debtors in accordance with the Budget and this Interim Order, and is further authorized to take any other action reasonably necessary to implement the terms of this Interim Order.

30. Waiver of Requirement to File Proofs of Claim.

(a) The DIP Facility Agent and the DIP Lenders shall not be required to file proofs of claim in the Chapter 11 Cases or any successor case in order to maintain their respective claims for payment of the DIP Obligations under the applicable DIP Loan Documents. The statements of claim in respect of the DIP Obligations set forth in this Interim Order, together with the evidence accompanying the Motion and presented at the Interim Hearing are deemed sufficient to and do constitute proofs of claim in respect of such obligations and such secured status.

(b) The Prepetition Secured Parties shall not be required to file proofs of claim in the Chapter 11 Cases or any successor case in order to maintain their respective claims for payment of the Prepetition Obligations under the applicable Prepetition Financing Documents or for payment and performance of the Adequate Protection Obligations. The statements of claim in respect of the Prepetition Obligations and the Adequate Protection Obligations set forth in this Interim Order, together with the evidence accompanying the Motion and presented at the Interim Hearing are deemed sufficient to and do constitute proofs of claim in respect of such obligations and such secured status.

31. Carve Out.

(a) Carve Out. For purposes of this Interim Order, “Carve Out” means the sum of: (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid costs, fees, and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee pursuant to section 328 or 1103 (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) (but excluding any success or completion fees) at any time before or on the first business day following delivery by the DIP Facility Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $3,750,000 incurred after the first business day following delivery by the DIP Facility Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Facility Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Loan Documents) and acceleration of the obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b) Carve Out Reserves. On the day on which a Carve Out Trigger Notice is given by the DIP Facility Agent to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees and (ii) only if such cash on hand is insufficient, be deemed a draw request and notice of borrowing by the Debtors for DIP Loans (as defined in the DIP Loan Documents) under the commitments under the DIP Facility (on a pro rata basis based on the then outstanding commitments under the DIP Facility), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute DIP Loans). The Debtors shall deposit and hold such amounts in a segregated account at the DIP Facility Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap and (ii) only if such cash on hand is insufficient be deemed a request by the Debtors for DIP Loans under the commitments under the DIP Facility (on a pro rata basis based on the then outstanding commitments under the DIP Facility), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans).

(c) The Debtors shall deposit and hold such amounts in a segregated account at the DIP Facility Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. On the first business day after the DIP Facility Administrative Agent gives such notice to such DIP Facility Lenders, notwithstanding anything in the DIP Loan Documents to the contrary, including with respect to the existence of a Default (as defined in the DIP Loan Documents) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for DIP Loans under the DIP Facility, any termination of the commitments under the DIP Facility following an Event of Default, or the occurrence of the Maturity Date, each DIP Facility Lender with an outstanding commitment under the DIP Facility (on a pro rata basis based on the then outstanding commitments under the DIP Facility) shall make available to the DIP Facility Administrative Agent such DIP Facility Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Facility Agent for the benefit of the DIP Facility Lenders, unless the obligations under the DIP Facility have been indefeasibly paid in full, in cash, and all commitments under the DIP Facility have been terminated, in which case any such excess shall be paid to the Prepetition Secured Creditors in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Facility Agent for the benefit of the DIP Facility Lenders, unless the obligations under the DIP Facility have been indefeasibly paid in full, in cash, and all commitments under the DIP Facility have been terminated, in which case any such excess shall be paid to the Prepetition Secured Creditors in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the DIP Loan Documents, or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 31, then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 31, prior to making any payments to the Prepetition Secured Creditors, as applicable.

(d) Notwithstanding anything to the contrary in the DIP Loan Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Facility Agent, the Prepetition Term Loan Agent, and the Prepetition Notes Trustee shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Facility Agent for application in accordance with the DIP Loan Documents. Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the obligations under the DIP Facility, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Budget, Carve Out,

Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the DIP Facility, or in any Prepetition Financing Documents, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the obligations under the DIP Facility or the obligations under the Prepetition First Lien Documents.

(e) Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(f) No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Facility Agent, DIP Facility Lenders, the Prepetition Term Loan Agent, the Prepetition Notes Trustee, the Bridge Loan Administrative Agent, or the Prepetition Secured Creditors shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Facility Agent, DIP Facility Lenders, the Prepetition Term Loan Agent, the Prepetition Notes Trustee, the Bridge Loan Administrative Agent, or the Prepetition Secured Creditors in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement. The DIP Facility Agent, DIP Facility Lenders, the Prepetition Term Loan Agent, and Prepetition Notes Trustee, the Bridge Loan Administrative Agent, and the Prepetition

Secured Creditors reserve all rights to object to the payment or reimbursement of any fees or disbursements of any Professional Persons or other parties seeking substantial contribution incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.

(g) Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the obligation secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Loan Documents, the Bankruptcy Code, and applicable law.

32. Prohibition on Use of Collateral; Investigation Budget. A “Termination Event” shall occur if the Debtors directly or indirectly (including through the Canadian Non-Debtor Obligors) investigate, assert, or prosecute (a) any claims or causes of action arising under or related to the DIP Loan Documents, the Prepetition Term Loan Documents, the Bridge Loan Documents, the Prepetition Notes Documents, or the liens or security interests securing the obligations under any of the foregoing or to pursue a Challenge (as defined in this Interim Order) against the Prepetition Term Lenders, the Prepetition Term Agent, the Bridge Lenders, the Bridge Loan Administrative Agent, the Canadian Bridge Loan Collateral Agent, the Prepetition Notes Trustee, and/or the Prepetition Noteholders; provided that the Debtors may respond to good faith inquiries from the Committee, if any, or any other party in interest with standing, or (b) any Challenge or raise any defenses to the Prepetition Obligations, the DIP Obligations, or the Prepetition Liens. No portion of the DIP Facility, the DIP Collateral (including the Prepetition Collateral and the Cash Collateral), the Carve Out, or any disbursements set forth in the Budget, shall be used for the payment of professional fees, disbursements, costs, or expenses incurred by any party in interest in connection with the foregoing (a) and (b) of this paragraph; provided that not more than $25,000 in the aggregate of proceeds of any Cash Collateral or any proceeds of the DIP Facility or the DIP Collateral may be used to pay any allowed fees of the Committee, if any, or professionals retained by the Committee and incurred in connection with investigating the matters covered by the stipulations contained in recital Paragraph E of this Interim Order (the “Investigation Budget”).

33. Stipulations Regarding Prepetition Obligations and the Prepetition Liens Binding on Parties in Interest. Subject to entry of the Final Order, the stipulations and admissions contained in this Interim Order, including, without limitation, in recital Paragraphs E of this Interim Order, shall be binding on the Debtors’ estates and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors) and all parties in interest, including, without limitation, any Committee, unless (a) any Committee, or another party in interest (other than any of the Debtors) with standing and requisite authority, has timely commenced a contested matter or adversary proceeding (a “Challenge”) challenging the amount, validity or enforceability of the Prepetition Obligations, the perfection or priority of the Prepetition Liens or otherwise asserting any objections, claims or causes of action (including, without limitation, any actions for preferences, fraudulent conveyances, or other avoidance power claims), or the “roll-up” of the Bridge Loan Obligations on behalf of the Debtors’ estates against the Prepetition Secured Parties relating to the Prepetition Obligations or the Prepetition Liens from the later of (a) sixty (60) days after entry of this Interim Order and (b) sixty (60) days after the formation of the Committee (if any). If no such Challenge is timely commenced and sustained as of such dates then, without further order of the Court, to the extent not theretofore indefeasibly repaid, satisfied, or discharged, as applicable, (x) the claims, liens and security interests of the Prepetition Term Loan Agent, the Prepetition Term Lenders, the Prepetition Notes Agent, the Prepetition Noteholders, the Bridge Loan Administrative Agent, and the Bridge Lenders shall, without further order of the Court, be deemed to be finally allowed for all purposes in the Chapter 11 Cases and any subsequent Chapter 7 Cases and shall not be subject to challenge or objection by any party in interest as to validity, priority, amount or otherwise, and (y) without further order of the Court, the Debtors and their estates shall be deemed to have released any and all claims or causes of action against the Prepetition Secured Parties with respect to the Prepetition Term Loan Documents, the Bridge Loan Documents, or the Prepetition Notes Documents or any related transactions. Notwithstanding anything to the contrary herein, if no Challenge is timely commenced, the stipulations contained in recital Paragraph E of this Interim Order shall be binding on the Debtors’ estates, the Committee, and all parties in interest. If any such Challenge is timely commenced and/or sustained, the stipulations contained in recital Paragraph E shall nonetheless remain binding on the Debtors’ estates, any Committee and all parties in interest, except to the extent that such stipulations were expressly challenged in such Challenge. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including any committee appointed or formed in the Chapter 11 Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any Challenges, without prior express Court approval.

34. Specified Leases. Notwithstanding anything to the contrary in the Motion, the DIP Loan Documents, or the Interim Order, for purposes of this Interim Order, in no event shall the DIP Collateral include or the DIP Liens or Adequate Protection Liens granted under this

Interim Order attach to any lease or other real property right, to which any Debtor is a party or any of such relevant Debtor’s rights or interests thereunder, if solely and for so long as the grant of such security interest would constitute or result in: (a) the abandonment, invalidation, or unenforceability of any material right or title of any Debtor therein, or (b) a material breach or termination pursuant to the terms of, or a material default under, any such lease or other real property right pursuant to any provision thereof, unless, in the case of each of clauses (a) and (b), the applicable provision is rendered ineffective by applicable non-bankruptcy law or the Bankruptcy Code (such leases the “Specified Lease”); provided that, the foregoing shall not preclude any counterparty to a Specified Lease from an opportunity to be heard in the Court on notice with respect to whether applicable non-bankruptcy law or the Bankruptcy Code renders such provision ineffective if requested by the non-Debtor party to the Specified Lease, and the Court shall retain jurisdiction to hear and adjudicate issues related thereto. Notwithstanding anything else herein, DIP Collateral shall include and the DIP Liens and Adequate Protection Liens granted under this Interim Order shall attach to any proceeds, products, offspring or profits from all sales, transfers, dispositions or monetizations of any Specified Lease.

35. Limitation on Charging Expenses Against Collateral. Subject to entry of the Final Order, (i) no costs or expenses of administration of the chapter 11 cases, successor cases or any other future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code shall be charged against or recovered from the DIP Collateral or the Prepetition Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law or equity and (ii) the Debtors (and any successor thereto, including any representatives thereof, including any trustees appointed in the chapter 11 cases or any successor cases) shall be deemed to have waived any rights, benefits or causes of action under section 506(c) of the Bankruptcy Code as they may related to or be asserted against the DIP Facility Agent, the DIP Lenders, or the Prepetition Secured Parties, or the DIP Collateral or Prepetition Collateral. Nothing contained in this Interim Order, shall be deemed a consent by the DIP Facility Agent, the DIP Lenders or the Prepetition Secured Parties to any charge, lien, assessment or claim against, or in respect of, the DIP Collateral or the Prepetition Collateral under 506(c) of the Bankruptcy Code or otherwise.

36. Payments Free and Clear. Any and all payments or proceeds remitted to the DIP Facility Agent, the DIP Lenders or the Prepetition Secured Parties pursuant to the provisions of this Interim Order or any subsequent order of the Court shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including without limitation, subject to the entry of the Final Order, any such claim or charge arising out of or based on, directly or indirectly, section 506(c) (whether asserted or assessed by, through or on behalf of the Debtors) or 552(b) of the Bankruptcy Code, and solely in the case of payments made or proceeds remitted after the delivery of a Carve Out Trigger Notice, subject to the Carve Out in all respects.

37. No Marshaling/Applications of Proceeds. Subject to entry of the Final Order, the DIP Facility Agent, the DIP Lenders, and the Prepetition Secured Parties shall not be subject to the equitable doctrine of ‘marshaling’ or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition Collateral, as the case may be, and proceeds shall be received and applied pursuant to this Interim Order and the DIP Loan Documents notwithstanding any other agreement or provision to the contrary.

38. Section 552(b). Subject to entry of the Final Order, the DIP Facility Agent, the DIP Lenders, and the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the DIP Facility Agent, the DIP Lenders, or the Prepetition Secured Parties in any respect.

39. Limitation of Liability. Subject to the entry of the Final Order, in determining to make any DIP Extensions of Credit, permitting the use of Cash Collateral, or in exercising any rights or remedies as and when permitted pursuant to this Interim Order (or any final order), the DIP Loan Documents, the Prepetition Notes Documents, or the Bridge Loan Documents, as applicable, none of the DIP Facility Agent, the DIP Lenders, or the Prepetition Secured Parties, or any successor of any of the foregoing or any predecessors of the Prepetition Agents, shall be deemed to be in control of the operations of the Debtors or any affiliate (as defined in section 101(2) of the Bankruptcy Code) of the Debtors, or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors or any affiliate of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq., as amended, or any similar federal or state statute). Furthermore, nothing in this Interim Order, the DIP Loan Documents, the Prepetition Term Loan Documents, the Prepetition Notes Documents, or the Bridge Loan Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Facility Agent, the DIP Lenders or the Prepetition Secured Parties, or any successor of any of the foregoing or any predecessors of the Prepetition Agents, of any liability for any claims arising from the prepetition or postpetition activities of the Debtors or any affiliate of the Debtors.

40. Exculpation. Nothing in this Interim Order, the DIP Loan Documents, the Prepetition Financing Documents or any other documents related to the transactions contemplated hereby shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Facility Agent, any DIP Lender, any Prepetition Agent (or any predecessor thereof) or any other Prepetition Secured Party any liability for any claims arising from the prepetition or postpetition activities of the Debtors in the operation of their businesses, or in connection with their restructuring efforts; provided that the foregoing exculpation with respect to prepetition activities involving any Prepetition Secured Party is subject to the Challenge set forth in this Interim Order. In addition, (a) the DIP Facility Agent, the DIP Lenders, the Prepetition Agents (and any predecessor thereof) and the other Prepetition Secured Parties shall not, in any way or manner, be liable or responsible for (i) the safekeeping of DIP Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, servicer, bailee, custodian, forwarding agency, or other person, and (b) all risk of loss, damage, or destruction of the DIP Collateral shall be borne by the Debtors.

41. Indemnification. The Debtors shall jointly and severally indemnify and hold harmless the DIP Facility Agent and the DIP Lenders and, solely in their capacities as such, each of their respective successors, assigns, affiliates, parents, subsidiaries, partners, controlling persons, representatives, agents, attorneys, advisors, financial advisors, consultants, professionals, officers, directors, members, managers, shareholders and employees, past, present and future, and their respective heirs, predecessors, successors and assigns, in accordance with the DIP Loan Documents, which indemnification is hereby authorized and approved.

42. Credit Bidding. Subject to entry of the Final Order, the Prepetition Term Loan Agent and the Prepetition Notes Trustee (on behalf of the Prepetition Term Lenders and the Prepetition Noteholders, respectively and subject to obtaining any required consents under the applicable Prepetition Financing Documents), shall have the unqualified right to credit bid (i) up to the full amount of their respective Prepetition Obligations in any sale of the DIP Collateral (or any part thereof), (ii) the Adequate Protection Obligations, including the Adequate Protection Claim, and (iii) any unpaid amounts due and owing to the Prepetition Secured Parties under this Interim Order, without the need for further Court order authorizing the same, and whether such sale is effectuated through section 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise. Subject to and effective upon entry of the Final Order, the DIP Facility Agent and DIP Lenders shall be permitted to credit bid some or all of the outstanding DIP Obligations as consideration in any sale of DIP Collateral (or any part thereof), without the need for further Court order authorizing the same, and whether that sale is effectuated through section 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725, or otherwise.

43. Monitoring of Collateral. During normal business hours and after advanced written notice to the Debtors’ counsel (email shall suffice), the Prepetition Secured Parties, the DIP Facility Agent and the DIP Lenders, and their representatives, consultants and advisors, shall be given reasonable access to the Debtors’ books, records, assets and properties for purposes of monitoring the Debtors’ business and the value of the DIP Collateral, and shall be permitted to conduct, at their discretion and at the Debtors’ cost and expense, field audits, collateral examinations and inventory appraisals in respect of the DIP Collateral.

44. No Third Party Rights. This Interim Order does not create any rights for the benefit of any party, creditor, equity holder or other entity other than the DIP Facility Agent, the DIP Lenders, the Prepetition Secured Parties, and the Debtors, and their respective successors and assigns.

45. Rights and Benefits Under Intercreditor Agreements. Except as expressly set forth in this Interim Order, (a) the terms and conditions of any of the intercreditor agreements among the Prepetition Secured Parties (the “Intercreditor Agreements”) shall not be mitigated or modified as a result of entry of this Interim Order, entry into or the terms of the DIP Loan Documents or the incurrence of the DIP Obligations and (b) all rights, remedies, obligations, powers and privileges of the Prepetition Secured Parties pursuant to the Intercreditor Agreements are reserved. Nothing herein shall constitute a release, waiver or discharge of any obligations thereunder owed by any Prepetition Secured Party to any other Prepetition Secured Party pursuant to the terms thereof or prejudice the rights of any of the Prepetition Secured Parties party to or bound by any of the Intercreditor Agreements to enforce the terms and conditions thereof against the other Prepetition Secured Parties party thereto or bound thereby.

46. Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly the DIP Facility Agent’s, the DIP Lenders’ and any of the Prepetition Secured Parties’ right to seek any other or supplemental relief in respect of the Debtors, including the right to seek new, different or additional adequate protection, as applicable, subject to the terms of the Intercreditor Agreements, or the Debtors’ rights to oppose such relief. Nothing contained in this Interim Order shall be deemed a finding by the Court or an acknowledgement by any of the Prepetition Secured Parties that the adequate protection granted in this Interim Order does in fact adequately protect the relevant Prepetition Secured Parties against any diminution in value of the Prepetition Collateral.

47. Protection under Section 364(e) of the Bankruptcy Code. If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect (i) the validity of any DIP Obligations or Adequate Protection Obligations owing to the DIP Facility Agent, the DIP Lenders, or the Adequate Protection Parties, as applicable, incurred prior to the actual receipt by such entities of written notice of the effective date of such reversal, modification, vacation or stay, or (ii) the validity or enforceability of any claim, lien, security interest or priority authorized or created hereby or pursuant to the DIP Loan Documents with respect to any DIP Obligations or Adequate Protection Obligations owing to the DIP Facility Agent, the DIP Lenders or the Adequate Protection Parties, as applicable. Notwithstanding any such reversal, modification, vacation or stay, any use of Cash Collateral or the incurrence of DIP Obligations or Adequate Protection Obligations owing to the Adequate Protection Parties by the Debtors prior to the actual receipt by the Adequate Protection Parties of written notice of the effective date of such reversal, modification, vacation or stay, shall be governed in all respects by the provisions of this Interim Order, and the Adequate Protection Parties shall be entitled to all of the rights, remedies, protections and benefits granted under section 364(e) of the Bankruptcy Code, this Interim Order and the other DIP Loan Documents with respect to all uses of Cash Collateral and the incurrence of DIP Obligations and Adequate Protection Obligations owing to the Adequate Protection Parties.

48. CBIC Letter of Credit Agreements. CIBC Bank USA (formerly known as The Private Bank) (“CIBC”) maintains the following Letters of Credit pursuant to a certain Master Letter Credit Agreement dated as of March 26, 2015 (“Master LC Agreement”) between CIBC and the Debtors: (a) Zurich American Insurance Company as Beneficiary, Expiry Date June 15, 2019 in the amount of US $500,000, LC Number 71242-145943 dated October 6, 2016, with Westmoreland Coal Company as Applicant; (b) Travelers Casualty and Surety Company of

America as Beneficiary in the amount of US $1,880,000, LC No. 39174-81294 dated June 10, 2014 with Western Energy as Applicant; and (c) Canadian National Railway Company as Beneficiary, Expiry Dated December 10, 2018, in the amount of CAD $1,100,000, LC Number 71242-183588 dated January 17, 2018, with Prairie Mines & Royalty ULC, as Applicant (collectively, the “CIBC Letters of Credit”) (the Master LC Agreement, CIBC Letters of Credit and other related agreements, collectively the “Letter of Credit Agreements”) and maintains cash collateral of 105% of the face amount of the CIBC Letters of Credit as security therefor in the amount of $3,400,000 (“CBIC Collateral”). The Letter of Credit Agreements and CBIC Collateral shall continue to be maintained in accordance with the terms thereof, and CIBC shall be authorized to continue to charge such letter of credit fees and other expenses in accordance with the terms of such Letter of Credit Agreements.

49. First Day Motions. The Debtors are authorized, in their discretion, to (a) pay all or part of, and discharge, on a case-by-case basis, prepetition Specified Trade Claims (as defined in the Debtors’ Emergency Motion For Entry of Interim and Final Orders (I) Authorizing The Payment of Specified Trade Claims and (II) Confirming Administrative Expense Priority of Outstanding Orders, filed in connection with the Motion) in the ordinary course of business and (b) fulfill, pay, and/or otherwise honor all Customer Obligations (as defined in the Debtors’ Emergency Motion For Entry of Interim and Final Orders Authorizing The Debtors To (I) Honor Prepetition Obligations To Customers In The Ordinary Course of Business And (II) Continue, Renew, Replace, Implement, or Terminate Customer Programs, filed in connection with the Motion); provided that the Debtors will obtain the consent of the advisors to the Required Lenders prior to making any payment on account of a Specified Trade Claim or Customer Obligation in an amount greater than $800,000; provided, further, that if the advisors to the

Required Lenders do not respond to such request within forty eight (48) hours of receipt, the Required Lenders shall be deemed to consent to such payment. Further, the Debtors will obtain the consent of the advisors to the Required Lenders (i) prior to paying any amount or making any material modifications to the Surety Bond Program (as defined in the Debtors’ Emergency Motion for Entry of Interim and Final Orders Approving Continuation of Surety Bond Program, filed in connection with the Motion) that, in either case, is outside of the ordinary course of the Debtors’ business and not consistent with the Debtors’ past practices or industry practices; and (ii) to the extent the Debtors seek to provide additional or replacement collateral in an amount greater than $1,000,000 to any surety or grant administrative claims for the postpetition renewal of any surety bond in an amount greater than $1,000,000, prior to providing any such replacement lien or administrative claim; provided that if the advisors to the Required Lenders do not respond to such request within three (3) business days of receipt, the Required Lenders shall be deemed to consent to the forgoing (i) and (ii), and (iii) before assuming, rejecting, entering into, amending, restating, supplementing, modifying, terminating, replacing, assigning, renewing or otherwise extending the term of (a) any revenue-generating contract that has, or if entered into by the Company would have, a term that is six (6) months or longer, or (b) any shared service agreement or other similar arrangement with respect to the WMLP Debtors and their operations.

50. Binding Nature of Order. The provisions of this Interim Order shall be binding upon the Debtors and their respective successors and assigns (including, without limitation, any trustee or other fiduciary hereafter elected or appointed for or on behalf of any Debtor’s estate or with respect to its property).

51. Survival of Order. Solely with respect to the DIP Facility Agent, the DIP Lenders and the Prepetition Secured Parties, the provisions of this Interim Order and any actions taken pursuant thereto (a) shall survive the entry of any order: (i) confirming any plan of restructuring in any of the Chapter 11 Cases; (ii) converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; or (iii) dismissing any of the Chapter 11 Cases; and (b) shall continue in full force and effect notwithstanding the entry of any such order, and the claims, liens, and security interests granted pursuant to this Interim Order shall maintain their priority as provided by this Interim Order until (x) all of the DIP Obligations are indefeasibly paid in full and discharged in accordance with the DIP Loan Documents and (y) the obligations of the Prepetition Secured Parties are paid in full. The DIP Obligations shall not be discharged by the entry of any order confirming any plan in any of the Chapter 11 Cases that does not provide for payment in full of the DIP Obligations or such other treatment of the DIP Obligations as may be agreed to by the DIP Facility Agent as directed by the Required Lenders.

52. Priority of Terms. To the extent of any conflict between or among the Motion, the DIP Loan Documents, the Intercreditor Agreements, and this Interim Order, the terms and provisions of this Interim Order shall govern.

53. Entry of Interim Order; Effect. This Interim Order shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof, notwithstanding the possible application of Fed. R. Bankr. P. 6004(h), 7062, 9014, or otherwise, and the Clerk of this Court is hereby directed to enter this Interim Order on this Court’s docket in the Chapter 11 Cases. Any findings of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.

54. The WMLP Debtors that are obligors under the Financing Agreement, dated December 31, 2014 (as amended, modified or supplemented from time to time), are contemporaneously seeking entry of an interim order governing the use of the WMLP Secured Parties’ (as defined in the Interim Order (I) Authorizing the MLP Debtors To Use Cash Collateral Pursuant To 11 U.S.C. § 363, (II) Granting Certain Protections To Prepetition Lenders Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, and 507, (III) Modifying the Automatic Stay, and (IV) Scheduling a Final Hearing and, together with the Final Order, as defined therein, each as may be amended, supplemented or modified in accordance with the terms thereof, the “WMLP Cash Collateral Orders”) Prepetition Collateral, including Cash Collateral (as each such term is defined in the WMLP Cash Collateral Orders, “WMLP Prepetition Collateral” and “WMLP Cash Collateral”, respectively). Notwithstanding anything contained in the DIP Loan Documents, nothing in the DIP Loan Documents shall (a) affect or authorize the use of the WMLP Prepetition Collateral, including the WMLP Cash Collateral, (b) affect any of the terms, obligations and/or other provisions in the WMLP Cash Collateral Orders, and/or (c) affect the rights, claims and/or interests of the WMLP Secured Parties. If there is any inconsistency between the WMLP Cash Collateral Orders and either the DIP Loan Documents or Prepetition Loan Documents, the DIP Loan Documents shall govern. For the avoidance of doubt, the terms “Collateral”, “Cash Collateral,” “Prepetition Collateral,” or “DIP Collateral” as used in the applicable DIP Loan Documents shall not include the MLP Prepetition Collateral or the MLP Cash Collateral.

55. Final Hearing. The Final Hearing is scheduled for [•]. 2018, at [•] before this Court. Any objections by creditors or other parties in interest to any provisions of this Interim Order shall be deemed waived unless timely filed and served in accordance with this Paragraph

55. The Debtors shall promptly serve notice of entry of this Interim Order and the Final Hearing on the appropriate parties in interest in accordance with the Bankruptcy Rules and the Bankruptcy Local Rules. Without limiting the foregoing, the Debtors shall promptly serve a notice of entry of this Interim Order and the Final Hearing, together with a copy of this Interim Order, by first class mail, postage prepaid, facsimile, electronic mail or overnight mail upon the Notice Parties. The notice of the entry of this Interim Order and the Final Hearing shall state that objections to the entry of a Final Order shall be filed with the United States Bankruptcy Court for the Southern District of Texas by no later than 4:00 p.m. (prevailing Central Time) on [•] 2018.

56. Retention of Jurisdiction. Notwithstanding any provision in the DIP Loan Documents, the Prepetition Term Loan Documents, the Prepetition Notes Documents or the Bridge Loan Documents, this Court shall retain jurisdiction over all matters pertaining to the implementation, interpretation and enforcement of this Interim Order, the DIP Facility or the DIP Loan Documents.

Dated: , 2018
Houston, Texas	UNITED STATES BANKRUPTCY JUDGE

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